NEXEN

                       NEXEN INC. 801-7th Avenue, SW Calgary, AB Canada T2P 3P7
                                  T 403-699-4000  F 403 699-5776  www.nexen.com


    NEWS RELEASE
                                                          For immediate release


              NEXEN REPORTS SOLID SECOND QUARTER FINANCIAL RESULTS


SECOND QUARTER HIGHLIGHTS:

   o    CASH FLOW OF $946 MILLION ($1.78/SHARE) FOR THE SECOND QUARTER OF 2008

   o    NET INCOME OF $380 MILLION ($0.72/SHARE)

   o QUARTERLY PRODUCTION BEFORE ROYALTIES OF 254,000 BOE/D--ON TRACK TO MEET ANNUAL PRODUCTION GUIDANCE

   o    ENCOURAGING EXPLORATION RESULTS IN THE UK NORTH SEA

   o AT LONG LAKE BITUMEN PRODUCTION RATES ARE APPROXIMATELY 13,000 BBLS/D (6,500 BBLS/D NET TO US); UPGRADER START UP ON TRACK FOR LATE THIRD QUARTER

   o APPROVAL FOR NORMAL COURSE ISSUER BID TO BE SOUGHT FROM TORONTO STOCK EXCHANGE TO ALLOW FOR SHARE REPURCHASES

   o 2008 CAPITAL PROGRAM INCREASED BY BETWEEN $600 AND $800 MILLION TO ACCELERATE VARIOUS PROJECTS

                                                    THREE MONTHS ENDED                SIX MONTHS ENDED
                                                         JUNE 30                           JUNE 30
                                             ------------------------------------------------------------
(Cdn$ millions)                                    2008            2007              2008           2007
---------------------------------------------------------------------------------------------------------
Production (mboe/d)(1)
       Before Royalties                             254             253               261            246
       After Royalties                              211             208               217            199
Net Sales                                         2,071           1,399             3,941          2,539
Cash Flow from Operations(2)                        946             913             1,985          1,511
       Per Common Share ($/share)(2)               1.78            1.73              3.75           2.87
Net Income                                          380             368             1,010            489
       Per Common Share ($/share)                  0.72            0.70              1.91           0.93
Capital Expenditures                                662             869             1,458          1,690
---------------------------------------------------------------------------------------------------------

1 Production includes our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.
2 For reconciliation of this non-GAAP measure see Cash Flow from Operations on pg. 9.

CALGARY, ALBERTA, JULY 17, 2008 - Nexen delivered solid second quarter results generating cash flow from operations of $946 million and net income of $380 million. We also generated the highest quarterly cash netbacks in our history. Our production is unhedged and we remain well positioned to capture all upside from high commodity prices.

Production averaged 254,000 boe/d (211,000 boe/d after royalties) for the second quarter. The shut down of the Forties pipeline by a two-day labour strike at the Grangemouth refinery in Scotland caused us to temporarily shut in our North Sea production. Consequently, our production volumes for the second quarter were lower than our first quarter volumes. We remain on track to meet our annual production guidance.

At the end of the quarter, we were carrying approximately 850,000 barrels of crude oil inventory from our North Sea operations. This moved approximately $50 million of cash flow into early July, when the inventory was sold.

Net income includes a charge of approximately $330 million ($240 million after tax) for stock-based compensation resulting from a 33% increase in our stock price since the end of the first quarter.

Our marketing division reported a cash flow loss of $164 million in the second quarter compared to a contribution of $13 million in the first quarter. The loss primarily relates to significant increases in NYMEX natural gas prices in North America which resulted in widening location spreads between western supply regions and eastern consuming regions at a time when we were positioned to take advantage of traditional seasonal narrowing. By way of offset, we have $207 million of unrecognized gains on our marketing inventories and transportation assets that have increased in value. These gains can only be booked in the future when the inventories are sold and the transportation assets are used.

Comparing our second quarter results year over year, additional current taxes primarily in the UK and the impact of a weaker US dollar reduced our cash flow in 2008 by more than $500 million.

For the first six months of 2008, our cash flow exceeded our capital investment by over $500 million and we expect this excess to grow over the balance of the year. These net cash inflows can be used to fund additional capital investment programs, reduce net debt, increase dividends and repurchase shares. Earlier this year, we doubled our quarterly dividend and repaid maturing long term debt. We now intend to seek approval from the Toronto Stock Exchange (TSX) for a Normal Course Issuer Bid. Subject to approval by the TSX, this Normal Course Issuer Bid will allow us to repurchase for cancellation up to 10% of our public float of common shares. 10% of our public float amounts to approximately 53 million common shares.

We have also increased our capital investment by between $600 and $800 million, depending on program timing. This additional investment allows us to accelerate various projects such as shale gas, coalbed methane (CBM) and Medicine Hat shallow gas and provides Usan with funding for the remainder of 2008. In our shale gas program, encouraging results have led us to increase our investment plans by almost $150 million. Modifications to the royalty regime for CBM have restored development economics and we have reinstated our investment program accordingly. In the Medicine Hat area of Alberta and Saskatchewan, we plan to drill, complete and tie-in approximately 190 shallow gas wells. At Usan, we expect to invest a total of $300 million this year now that development of the project is underway. We have also allocated additional capital to the Masila field in Yemen where we plan to drill more development wells. We expect these wells will increase our 2008 exit rate and 2009 production volumes.

At Ettrick, additional drilling is required later this year to maximize reserves recoveries, bringing our share of total full-cycle development costs to approximately $620 million. Capital allocated to Long Lake brings the total Phase 1 investment to the upper end of our previously announced range.

For the full year, we expect to generate approximately $4 billion of cash flow assuming WTI oil price of US$90 per barrel and NYMEX gas price of US$8.50 for the second half of the year. This will fund our revised capital investment program of between $3.0 and $3.2 billion and other working capital requirements. Each US$1 increase in benchmark oil and gas prices adds about $20 million and $25 million, respectively, to our after tax cash flow for the balance of the year.

"We continue to review the best opportunities we have to deploy our excess cash to generate value for our shareholders," stated Charlie Fischer, Nexen's President and Chief Executive Officer. "The additional capital investment will add between 4,000 and 6,000 boe/d to our 2008 exit volumes and increase our production in 2009."

OIL AND GAS PRODUCTION

                              PRODUCTION BEFORE ROYALTIES         PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas (mboe/d)            Q2 2008         Q1 2008           Q2 2008            Q1 2008
-------------------------------------------------------------   -------------------------------
North Sea                         103            110                103                110
Yemen                              58             62                 30                 32
Canada - Oil & Gas                 37             37                 30                 29
Canada - Bitumen                    3              1                  3                  1
United States                      28             32                 24                 28
Other Countries                     6              6                  5                  5
Syncrude                           19             19                 16                 17
                              -------------------------------   -------------------------------
TOTAL                             254            267                211                222
                              -------------------------------   -------------------------------

Our second quarter  production  volumes  averaged  254,000 boe/d (211,000 boe/d after royalties). North Sea production was disrupted by a strike at the Grangemouth refinery which reduced quarterly volumes by approximately 3,000 boe/d.

Buzzard performed well and contributed 86,500 boe/d (200,200 boe/d gross) to our second quarter volumes. In early July, Buzzard was shutdown for two days for a planned rig move and returned to full rates soon after. The shutdown corresponded with maintenance downtime on the Frigg gas pipeline. In August, we have one week of scheduled downtime to move the rig back and carry out platform maintenance.

Syncrude volumes matched levels seen in the first quarter as a result of a coker turnaround which took longer than expected. The turnaround has since been completed and production volumes are now back to 26,000 bbls/d net to us. Another coker turnaround is planned for later in the quarter.

"We remain on track to meet our annual guidance range of 260,000 boe/d to 280,000 boe/d," commented Fischer. "Our Long Lake volumes are continuing to ramp up and we are seeing improved reliability at Syncrude."

LONG LAKE PROJECT UPDATE

Commissioning of the upgrader is approximately 80% complete and we remain on track for start up late in the third quarter.

We continue to inject steam into the reservoir and currently have 35 of 81 well pairs converted to SAGD operation. While the reservoir is performing well, we have been limited at surface by facility start up issues that have restricted our ability to generate our full complement of steam. Reliability of surface facilities has been impacted by third-party power outages, the recalibration of burner tips on the once-through steam generators and downtime associated with the heat exchangers. These issues have all been resolved and steam generation is ramping up to planned rates.

In late June, there was a failure of the main third party transformer at Kinosis which required us to shutdown our SAGD facilities. As a result, bitumen production and steam circulation was temporarily suspended. Production volumes subsequently returned to pre-shutdown levels but this slowed our near-term bitumen ramp up profile.

At this stage of the ramp up process and considering our past steaming constraints, production is meeting expectations with oil rates increasing and steam-oil-ratios (SOR) decreasing. The well pairs that have been converted to SAGD operation are currently producing, in aggregate, approximately 13,000 bbls/d or 6,500 bbls/d net to us at a combined SOR of about 3.0. The overall SOR of the well pairs on SAGD operation together with those still circulating steam is currently ranging between 5.0 and 6.0. This is expected to decrease to our long term expectation of approximately 3.0 when peak rates are achieved in 2009.

We continue to expect to have sufficient bitumen feedstock to start up the upgrader later this summer. SAGD volumes are expected to continue ramping up through the remainder of 2008 and reach the full design rate of 72,000 bbls/d (36,000 bbls/d net to us) in late 2009.

Excellent progress has been made on upgrader commissioning. Synthetic crude and pentane have been loaded into the OrCrude(TM) unit and testing in this unit is advancing well. Catalyst loading is complete in the hydrocracker and the sulphur recovery units, with these units moving into the final commissioning steps required before start up activities commence. In the gasification unit, automation testing activities are progressing with our licensor, Shell Global Solutions.

As previously announced, a holding tank used to balance liquid oxygen flow between the air separation plant and the gasifier was damaged in the commissioning process. Damage to the tank was limited to the upper section of the tank and we have since replaced this section. Hydrotesting, reinsulation and commissioning of the tank will be completed early in the third quarter. We remain on track to start up the upgrader later this summer. Our start up schedule forecasts production of synthetic crude to ramp up to full rates over a 12 to 18 month period following initial upgrader start up. The upgrader is designed to produce approximately 60,000 bbls/d (30,000 bbls/d net to us) of premium synthetic crude.

"We are very pleased with the reservoir performance at Long Lake," said Fischer. "We expect to see our bitumen production ramp up as the reliability of our surface SAGD facilities improves and are looking forward to start up of the upgrader shortly."

Phase 1 of Long Lake will develop approximately 10% of our oil sands inventory. Work continues on Phase 2 and our goal is to sanction this phase late this year. However, ultimate timing depends on accumulating sufficient operating history from Phase 1 and receiving clarity on proposed regulatory changes such as climate change. Proposed federal climate change regulations indicate a move towards carbon capture and sequestration of greenhouse gas emissions. With the addition of shift reactors to future phases, our unique process allows for the pre-combustion capture of these emissions for future sequestration.

NORTH SEA UPDATE

During the quarter, we drilled exploration wells in the North Sea at Blackbird and Pink. Blackbird is located 6 km south of Ettrick and if successful, this prospect could be fast tracked for development given the short distance to the Ettrick floating production, storage and offloading vessel (FPSO). We operate both Ettrick and Blackbird and have an 80% working interest in each.

Pink has been sidetracked and we are currently evaluating the results of this discovery. The Pink well is a candidate for co-development with Golden Eagle. We have a 46% operated working interest in this field.

At Ettrick, delivery of the leased FPSO has taken longer than expected due to third-party labour shortages in the Singapore construction yard. The FPSO is designed to handle 30,000 bbls/d of oil and 35 mmcf/d of gas. We expect first production to commence in the fourth quarter with a modest contribution to our annual production volumes.

"We are encouraged with the results of our exploration program in the North Sea," commented Fischer. "The prospects we have drilled are near existing infrastructure and can be tied back quickly upon success, providing incremental production growth to complement our outstanding Buzzard asset."

SHALE GAS UPDATE

The Horn River basin in northeast British Columbia has the potential to become one of the most significant shale gas plays in North America and the recoverable contingent resource identified on our Dilly Creek lands here could double our total proved reserves. As previously announced, we currently estimate our Dilly Creek lands contain between 3 and 6 trillion cubic feet (0.5 to 1.0 billion barrels of oil equivalent) of recoverable contingent resources. Further appraisal activity is required before these estimates can be finalized and commerciality established. We have increased our holdings to approximately

88,000 acres in the Dilly Creek area with a 100% working interest. This shale gas play has been compared to the Barnett Shale in Texas by other operators in the area as it displays similar rock properties and play characteristics.

Following the success of last winter's drilling program, we have accelerated the drilling of two horizontal wells which will be fraced and tested this summer. This winter, we are planning an 8 to 16 well drilling and completion program. We have secured access to 70 mmcf/d of pipeline and processing capacity for our shale gas production for a five year period with a renewal option.

"We have been able to secure a strong land position in the heart of this exciting play," said Fischer. "The potential resource size here is significant and development of our shale gas acreage will provide us with short cycle-time production growth."

CBM DEVELOPMENT CONTINUES

In Canada, we have reinstated the investment program for our Mannville CBM development project following modifications to the royalty regime by the Government of Alberta which restored the economics associated with this play. Our CBM production averaged 40 mmcf/d for the quarter. This is a significant increase from last quarter and primarily reflects improved well pumping reliability. We expect to exit the year around 46 mmcf/d as our existing wells dewater and production increases.

GULF OF MEXICO UPDATE

In the Eastern Gulf of Mexico, we recently spud the Fredericksburg exploration well. This is the third prospect to be drilled in this area following earlier success at Vicksburg and Shiloh. We have a 20% interest in Fredericksburg and Shiloh, and a 25% interest in Vicksburg, with Shell operating all three. When we combine the discoveries at Shiloh and Vicksburg with several prospects we see on our land holdings, this area has the potential to become a significant part of our Gulf of Mexico business.

Development of the Longhorn discovery is progressing well and first production is expected in 2009 with a peak production rate of approximately 200 mmcf/d gross (50 mmcf/d net to us). We have a 25% non-operated working interest and ENI is the operator.

At Knotty Head, we plan to drill an appraisal well in mid 2009 when the first of our two new deep-water drilling rigs arrives. We have a 25% operated interest in the field.

OFFSHORE WEST AFRICA UPDATE

Development of the Usan field, offshore Nigeria has recently commenced. The field development plan includes a FPSO vessel with a storage capacity of two million barrels of oil. All major contracts for deep-water facilities have been awarded and contractors are mobilizing for detailed engineering and project execution. Development of the Usan field commenced earlier this year than we expected and we recently allocated additional capital accordingly. Our investment is expected to be within the range of US$1.6 to US$2.0 billion over the development period. The Usan field is expected to come on stream in early 2012 and will ramp up to a peak production rate of 180,000 bbls/d (36,000 bbls/d net to us).

The Usan field development is located in OML 138 and is covered by the original production sharing contract for OPL 222 issued in 1993, with the Nigerian National Petroleum Corporation as concessionaire. The contract conveys the right to develop and produce crude oil and continue with exploration activity. We are currently processing three-dimensional seismic in anticipation of further exploratory drilling in the area in 2009. The Usan field was discovered in 2002 and is located approximately 100 km offshore in water depths ranging from 750 to 850 meters. Drilling of the development wells is expected to commence next year. Nexen has a 20% interest in exploration and development along with Elf Petroleum Nigeria Limited (20% and Operator), Chevron Petroleum Nigeria Limited (30%) and Esso Exploration and Production Nigeria (Offshore
East) Limited (30%).

MIDDLE EAST OPPORTUNITY

We have recently been advised that we have successfully pre-qualified to participate in future oil and gas opportunities that may present themselves in Iraq.

"We were the only Canadian company to successfully pre-qualify in a group that contains a number of the world's major oil and gas companies," stated Fischer. "This builds on our strength in the Middle East and could present us with long term opportunities in one of the world's richest resource basins."

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.05 per common share payable October 1, 2008, to shareholders of record on September 10, 2008. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, Western Canada (including the Athabasca oil sands of Alberta and unconventional gas resource plays such as coalbed methane and shale gas), deep-water Gulf of Mexico, offshore West Africa and the Middle East. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity, governance and environmental protection.

Information with respect to forward-looking statements and cautionary notes is set out below.

For further information, please contact:

MICHAEL J. HARRIS, CA
Vice President, Investor Relations
(403) 699-4688

LAVONNE ZDUNICH, CA                            TIM CHATTEN, P.ENG
Analyst, Investor Relations                    Analyst, Investor Relations
(403) 699-5821                                 (403) 699-4244

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
www.nexeninc.com


CONFERENCE CALL

Charlie   Fischer,   President   and  CEO,   and  Marvin   Romanow,   Executive
Vice-President and CFO, will host a conference call to discuss our financial and operating results and expectations for the future.

Date:    July 17, 2008
Time:    7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-641-2140 (Toronto)
800-952-4972 (North American toll-free)
800-6578-9898 (Global toll-free)

A replay of the call will be available for two weeks starting at 2:30 p.m. Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 3265843 followed by the pound sign. A live and on demand webcast of the conference call will be available at www.nexeninc.com.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED) OR "FORWARD-LOOKING INFORMATION" (WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LEGISLATION). SUCH STATEMENTS OR INFORMATION ("FORWARD-LOOKING STATEMENTS") ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "ANTICIPATE", "BELIEVE", "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS AND INCLUDE STATEMENTS RELATING TO OR ASSOCIATED WITH INDIVIDUAL WELLS, REGIONS OR PROJECTS. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES, FUTURE PRODUCTION LEVELS, FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN OPERATIONS, FUTURE CAPITAL EXPENDITURES AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES, FUTURE EARNINGS, FUTURE ASSET DISPOSITIONS, FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM, FUTURE DEBT LEVELS, POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS OR CAPACITY EXPANSIONS, FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES, FUTURE CASH FLOWS AND THEIR USES, FUTURE DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF RESERVES OR RESOURCES,
EXPECTED FINDING AND DEVELOPMENT COSTS, EXPECTED OPERATING PERFORMANCE, INCLUDING EXPECTED RELIABILITY OF OPERATIONS AND EXPECTED OPERATING COSTS, FUTURE DEMAND FOR CHEMICALS PRODUCTS, ESTIMATES ON A PER SHARE BASIS, SALES, FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS AND DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED OR WILL COME ON STREAM, AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS. STATEMENTS RELATING TO "RESERVES" OR "RESOURCES" ARE FORWARD-LOOKING STATEMENTS, AS THEY INVOLVE THE IMPLIED ASSESSMENT, BASED ON ESTIMATES AND ASSUMPTIONS THAT THE RESERVES AND RESOURCES DESCRIBED EXIST IN THE QUANTITIES PREDICTED OR ESTIMATED, AND CAN BE PROFITABLY PRODUCED IN THE FUTURE.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE,
UPGRADE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; THE RISKS INHERENT IN OPERATING IN HARSH CLIMATES; THE RISKS INHERENT IN OPERATING SIGNIFICANT FACILITIES WHICH PROCESS HAZARDOUS AND POTENTIALLY EXPLOSIVE MATERIALS UNDER HIGH TEMPERATURE AND PRESSURE; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS INCLUDING THE INCREASING COSTS OF MATERIALS AND LABOUR AND THE ABILITY OF SUPPLIERS TO MEET DELIVERY SCHEDULES
AND COST ESTIMATES; GOVERNMENTAL ACTIONS INCLUDING CHANGES TO TAXES OR ROYALTIES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THE STATEMENTS CONTAINED HEREIN, WHICH ARE MADE AS OF THE DATE HEREOF AND, EXCEPT AS REQUIRED BY LAW, NEXEN UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE EXPRESSLY QUALIFIED BY THIS CAUTIONARY STATEMENT. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2007 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS

     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS DISCLOSURE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES", "RECOVERABLE RESOURCES" AND "RECOVERABLE CONTINGENT RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

     IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES. PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE. UNDER SEC REGULATIONS, WE ARE REQUIRED TO RECOGNIZE BITUMEN RESERVES RATHER THAN THE UPGRADED PREMIUM SYNTHETIC CRUDE OIL WE WILL PRODUCE AND SELL FROM LONG LAKE.

CAUTIONARY NOTE TO CANADIAN INVESTORS

     NEXEN IS REQUIRED TO DISCLOSE OIL AND GAS ACTIVITIES UNDER NATIONAL INSTRUMENT 51-101 -- STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101). HOWEVER, THE CANADIAN SECURITIES REGULATORY AUTHORITIES (CSA) HAVE GRANTED US EXEMPTIONS FROM CERTAIN PROVISIONS OF NI 51-101 TO PERMIT US STYLE DISCLOSURE. THESE EXEMPTIONS WERE SOUGHT BECAUSE WE ARE A US SECURITIES AND EXCHANGE COMMISSION (SEC) REGISTRANT AND OUR SECURITIES REGULATORY DISCLOSURES, INCLUDING FORM 10-K AND OTHER RELATED FORMS, MUST COMPLY WITH SEC REQUIREMENTS. OUR DISCLOSURES MAY DIFFER FROM THOSE OF CANADIAN COMPANIES WHO HAVE NOT RECEIVED SIMILAR EXEMPTIONS UNDER NI 51-101.

     PLEASE READ THE "SPECIAL NOTE TO CANADIAN INVESTORS" IN ITEM 7A IN OUR 2007 ANNUAL REPORT ON FORM 10-K, FOR A SUMMARY OF THE EXEMPTION GRANTED BY THE CSA AND THE MAJOR DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101. THE SUMMARY IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONVEY SPECIFIC ADVICE. RESERVE ESTIMATION IS HIGHLY TECHNICAL AND REQUIRES PROFESSIONAL COLLABORATION AND JUDGMENT.

     BECAUSE RESERVES DATA ARE BASED ON JUDGMENTS REGARDING FUTURE EVENTS, ACTUAL RESULTS WILL VARY AND THE VARIATIONS MAY BE MATERIAL. VARIATIONS AS A RESULT OF FUTURE EVENTS ARE EXPECTED TO BE CONSISTENT WITH THE FACT THAT RESERVES ARE CATEGORIZED ACCORDING TO THE PROBABILITY OF THEIR RECOVERY.

     PLEASE NOTE THAT THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

     OUR PROBABLE RESERVES DISCLOSURE APPLIES THE SOCIETY OF PETROLEUM ENGINEERS/WORLD PETROLEUM COUNCIL (SPE/WPC) DEFINITION FOR PROBABLE RESERVES. THE CANADIAN OIL AND GAS EVALUATION HANDBOOK STATES THERE SHOULD NOT BE A SIGNIFICANT DIFFERENCE IN ESTIMATED PROBABLE RESERVE QUANTITIES USING THE SPE/WPC DEFINITION VERSUS NI 51-101.

IN THIS DISCLOSURE, WE REFER TO OIL AND GAS IN COMMON UNITS CALLED BARREL OF OIL EQUIVALENT (BOE). A BOE IS DERIVED BY CONVERTING SIX THOUSAND CUBIC FEET OF GAS TO ONE BARREL OF OIL (6MCF:1BBL). THIS CONVERSION MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION, SINCE THE 6MCF:1BBL RATIO IS BASED ON AN ENERGY EQUIVALENCY AT THE BURNER TIP AND DOES NOT REPRESENT THE VALUE EQUIVALENCY AT THE WELL HEAD.

RESOURCES

   NEXEN'S ESTIMATES OF CONTINGENT RESOURCES ARE BASED ON DEFINITIONS SET OUT
     IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE CONTINGENT RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE POTENTIALLY RECOVERABLE FROM KNOWN ACCUMULATIONS USING ESTABLISHED TECHNOLOGY OR TECHNOLOGY UNDER DEVELOPMENT, BUT WHICH ARE NOT CURRENTLY CONSIDERED TO BE COMMERCIALLY RECOVERABLE DUE TO ONE OR MORE CONTINGENCIES. SUCH CONTINGENCIES MAY INCLUDE, BUT ARE NOT LIMITED TO, FACTORS SUCH AS ECONOMIC, LEGAL, ENVIRONMENTAL, POLITICAL AND REGULATORY MATTERS OR A LACK OF MARKETS. SPECIFIC CONTINGENCIES PRECLUDING THESE CONTINGENT RESOURCES BEING CLASSIFIED AS RESERVES INCLUDE BUT ARE NOT LIMITED TO: FUTURE DRILLING PROGRAM RESULTS, DRILLING AND COMPLETIONS OPTIMIZATION, STAKEHOLDER AND REGULATORY APPROVAL OF FUTURE DRILLING AND INFRASTRUCTURE PLANS, ACCESS TO REQUIRED INFRASTRUCTURE, ECONOMIC FISCAL TERMS, A LOWER LEVEL OF DELINEATION, THE ABSENCE OF REGULATORY APPROVALS, DETAILED DESIGN ESTIMATES AND NEAR TERM DEVELOPMENT PLANS, AND GENERAL UNCERTAINTIES ASSOCIATED WITH THIS EARLY STAGE OF EVALUATION. THE ESTIMATED RANGE OF CONTINGENT RESOURCES REFLECTS CONSERVATIVE AND OPTIMISTIC LIKELIHOODS OF RECOVERY. HOWEVER, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THESE CONTINGENT RESOURCES.

     NEXEN'S  ESTIMATES  OF  DISCOVERED  RESOURCES  (EQUIVALENT  TO  DISCOVERED
     PETROLEUM INITIALLY-IN-PLACE) ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE DISCOVERED RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE CONTAINED IN KNOWN ACCUMULATIONS PRIOR TO PRODUCTION.
     DISCOVERED RESOURCES DO NOT REPRESENT RECOVERABLE VOLUMES. WE DISCLOSE ADDITIONAL INFORMATION REGARDING RESOURCE ESTIMATES IN ACCORDANCE WITH NI 51-101. THESE DISCLOSURES CAN BE FOUND ON OUR WEBSITE AND ON SEDAR.

     CAUTIONARY STATEMENT: IN THE CASE OF DISCOVERED RESOURCES OR A SUBCATEGORY OF DISCOVERED RESOURCES OTHER THAN RESERVES, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES. IN THE CASE OF UNDISCOVERED RESOURCES OR A SUBCATEGORY OF UNDISCOVERED RESOURCES, THERE IS NO CERTAINTY THAT ANY PORTION OF THE RESOURCES WILL BE DISCOVERED. IF DISCOVERED, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES.

NEXEN INC.
FINANCIAL HIGHLIGHTS

                                                                  Three Months                  Six Months
                                                                  Ended June 30                Ended June 30
(Cdn$ millions)                                                2008         2007            2008          2007
---------------------------------------------------------------------------------------------------------------
Net Sales                                                     2,071        1,399           3,941         2,539
Cash Flow from Operations                                       946          913           1,985         1,511
     Per Common Share ($/share)                                1.78         1.73            3.75          2.87
Net Income                                                      380          368           1,010           489
     Per Common Share ($/share)                                0.72         0.70            1.91          0.93
Capital Investment (1)                                          638          819           1,424         1,630
Net Debt (2)                                                  3,835        4,755           3,835         4,755
Common Shares Outstanding (millions of shares)                530.3        527.1           530.3         527.1
                                                          -----------------------------------------------------

(1) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.

(2) Net debt is defined as long-term debt and short-term borrowings less cash and cash equivalents.

CASH FLOW FROM OPERATIONS (1)

                                                                  Three Months                  Six Months
                                                                  Ended June 30                Ended June 30
(Cdn$ millions)                                                2008         2007            2008          2007
---------------------------------------------------------------------------------------------------------------
Oil & Gas and Syncrude
     United Kingdom                                             921          562           1,801           853
     Yemen (2)                                                  183          182             348           340
     Canada                                                     127           51             213            95
     United States                                              165          113             312           246
     Other Countries                                             29           25              63            32
     Marketing                                                 (164)          70            (151)           71
     Syncrude                                                   109           60             199           127
                                                          -----------------------------------------------------
                                                              1,370        1,063           2,785         1,764
Chemicals                                                        19           18              32            36
                                                          -----------------------------------------------------
                                                              1,389        1,081           2,817         1,800
Interest and Other Corporate Items                              (83)         (82)           (147)         (187)
Income Taxes (3)                                               (360)         (86)           (685)         (102)
                                                          -----------------------------------------------------
Cash Flow from Operations (1)                                   946          913           1,985         1,511
                                                          =====================================================

(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other and excludes items of a non-recurring nature. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

                                                                     Three Months               Six Months
                                                                     Ended June 30            Ended June 30
 (Cdn$ millions)                                                   2008         2007         2008       2007
 -------------------------------------------------------------------------------------------------------------
 Cash Flow from Operating Activities                              1,163          582        2,331      1,030
 Changes in Non-Cash Working Capital                               (232)         304         (372)       272
 Other                                                               21           34           38        223
 Amortization of Premium for Crude Oil Put Options                   (6)          (7)         (12)       (14)
                                                                ----------------------------------------------
 Cash Flow from Operations                                          946          913        1,985      1,511
                                                                ==============================================

 Weighted-average Number of Common Shares Outstanding (millions
 of shares)                                                       530.0        527.0        529.5      526.5
                                                                ----------------------------------------------
 Cash Flow from Operations Per Common Share ($/share)              1.78         1.73         3.75       2.87
                                                                ==============================================

(2) After in-country cash taxes of $91 million for the three months ended June 30, 2008 (2007 - $65 million) and $158 million for the six months ended June 30, 2008 (2007 - $109 million).

(3)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)

                                                     Three Months                 Six Months
                                                    Ended June 30                Ended June 30
                                                  2008         2007            2008        2007
------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     United Kingdom                              100.3         85.6           103.1        70.7
     Yemen                                        57.6         73.3            59.9        75.2
     Canada                                       16.4         17.2            16.3        17.5
     United States                                11.3         16.0            12.5        18.8
     Other Countries                               5.7          6.2             5.8         6.0
     Long Lake Bitumen                             3.2          -               1.9           -
   Syncrude (mbbls/d) (2)                         19.1         19.0            19.2        20.2
                                            ----------------------------------------------------
                                                 213.6        217.3           218.7       208.4
                                            ----------------------------------------------------
Natural Gas (mmcf/d)
     Canada                                        126          116             127         117
     United States                                  99           86             105          93
     United Kingdom                                 19           14              20          14
                                            ----------------------------------------------------
                                                   244          216             252         224
                                            ----------------------------------------------------

Total Production (mboe/d)                          254          253             261         246
                                            ====================================================


PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                     Three Months                 Six Months
                                                    Ended June 30                Ended June 30
                                                  2008         2007            2008        2007
------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     United Kingdom                              100.3         85.6           103.1        70.7
     Yemen                                        29.2         41.6            30.4        43.3
     Canada                                       12.6         13.4            12.4        13.8
     United States                                 9.7         14.2            10.9        16.8
     Other Countries                               5.2          5.7             5.4         5.5
     Long Lake Bitumen                             3.2          -               1.9           -
   Syncrude (mbbls/d) (2)                         15.9         16.4            16.4        17.6
                                            ----------------------------------------------------
                                                 176.1        176.9           180.5       167.7
                                            ----------------------------------------------------
Natural Gas (mmcf/d)
     Canada                                        108           97             107          96
     United States                                  85           74              90          80
     United Kingdom                                 19           14              20          14
                                            ----------------------------------------------------
                                                   212          185             217         190
                                            ----------------------------------------------------

Total Production (mboe/d)                          211          208             217         199
                                            ====================================================

Notes:

(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.
(2)  Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                                         TOTAL
                                                 Quarters - 2008                           Quarters - 2007               YEAR
                                          ---------------------------------- ---------------------------------------- ---------
(all dollar amounts in Cdn$ unless noted)                     1st       2nd       1st        2nd       3rd       4th     2007
---------------------------------------------------------------------------- ---------------------------------------- ---------
PRICES:
WTI Crude Oil (US$/bbl)                                     97.90    123.98     58.16      65.03     75.38     90.69     72.31
Nexen Average - Oil (Cdn$/bbl)                              93.00    118.00     61.69      72.27     75.86     82.80     73.43
NYMEX Natural Gas (US$/mmbtu)                                8.75     11.48      7.18       7.66      6.24      7.39      7.12
Nexen Average - Gas (Cdn$/mcf)                               7.97     10.21      7.58       7.52      5.80      6.47      6.81
---------------------------------------------------------------------------- ---------------------------------------- ---------

NETBACKS:
CANADA - HEAVY OIL
Sales (mbbls/d)                                              16.2      16.4      17.8       17.2      16.9      16.4      17.1

Price Received ($/bbl)                                      65.94     93.16     41.71      41.89     46.76     46.07     44.07
Royalties & Other                                           16.65     22.61      9.16       9.52     10.93     10.04      9.91
Operating Costs                                             15.76     17.17     13.65      15.14     14.53     15.22     14.62
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     33.53     53.38     18.90      17.23     21.30     20.81     19.54
---------------------------------------------------------------------------- ---------------------------------------- ---------
CANADA - NATURAL GAS
Sales (mmcf/d)                                                127       126       118        116       112       124       118

Price Received ($/mcf)                                       7.57      9.67      7.16       7.06      5.17      5.88      6.32
Royalties & Other                                            1.18      1.53      1.26       1.09      0.78      0.86      1.00
Operating Costs                                              1.67      1.84      1.59       1.81      2.52      1.71      1.90
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                      4.72      6.30      4.31       4.16      1.87      3.31      3.42
---------------------------------------------------------------------------- ---------------------------------------- ---------
YEMEN
Sales (mbbls/d)                                              62.5      57.4      77.5       72.7      69.9      66.2      71.5

Price Received ($/bbl)                                      96.57    120.39     63.02      77.34     78.27     88.24     76.29
Royalties & Other                                           48.07     59.21     28.17      33.84     34.73     43.04     34.69
Operating Costs                                              7.76      8.80      6.07       6.29      6.72      7.24      6.56
In-country Taxes                                            11.82     17.45      6.38       9.89     10.03     12.18      9.52
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     28.92     34.93     22.40      27.32     26.79     25.78     25.52
---------------------------------------------------------------------------- ---------------------------------------- ---------
SYNCRUDE
Sales (mbbls/d)                                              19.3      19.1      21.4       19.0      25.2      22.6      22.1

Price Received ($/bbl)                                     101.70    130.90     70.03      77.12     82.09     88.33     79.76
Royalties & Other                                           11.93     22.08      8.26      10.33     13.42     15.33     12.02
Operating Costs                                             35.16     45.09     24.40      29.91     22.37     27.52     25.80
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     54.61     63.73     37.37      36.88     46.30     45.48     41.94
---------------------------------------------------------------------------- ---------------------------------------- ---------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                                                                         TOTAL
                                                 Quarters - 2008                           Quarters - 2007               YEAR
                                          ---------------------------------- ---------------------------------------- ---------
(all dollar amounts in Cdn$ unless noted)                     1st       2nd       1st        2nd       3rd       4th     2007
---------------------------------------------------------------------------- ---------------------------------------- ---------
UNITED STATES
Crude Oil:
   Sales (mbbls/d)                                           13.7      11.3      21.6       16.0      14.1      13.9      16.4
   Price Received ($/bbl)                                   94.07    120.77     58.49      68.18     74.43     84.33     69.83
Natural Gas:
   Sales (mmcf/d)                                             112        99       101         86        98       119       101
   Price Received ($/mcf)                                    9.03     11.80      8.58       8.85      6.75      7.27      7.80
Total Sales Volume (mboe/d)                                  32.4      27.8      38.4       30.4      30.5      33.8      33.3

Price Received ($/boe)                                      71.10     91.08     55.44      61.04     56.28     60.32     58.16
Royalties & Other                                            9.53     12.88      6.78       7.71      7.28      8.13      7.45
Operating Costs                                              8.20      9.28      8.11       9.46      7.40      8.78      8.43
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     53.37     68.92     40.55      43.87     41.60     43.41     42.28
---------------------------------------------------------------------------- ---------------------------------------- ---------
UNITED KINGDOM
Crude Oil:
   Sales (mbbls/d)                                          108.9      89.0      58.8       87.2      83.6      94.5      81.1
   Price Received ($/bbl)                                   93.38    118.24     64.33      74.07     78.06     84.06     76.30
Natural Gas:
   Sales (mmcf/d)                                              22        24        13         13        16        21        16
   Price Received ($/mcf)                                    6.82      7.06      3.87       3.32      4.99      5.84      4.71
Total Sales Volume (mboe/d)                                 112.6      93.0      60.8       89.3      86.3      98.0      83.7

Price Received ($/boe)                                      91.67    114.95     62.92      72.75     76.56     82.29     74.79
Operating Costs                                              5.67      7.42      9.60       6.59      6.28      6.23      6.94
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     86.00    107.53     53.32      66.16     70.28     76.06     67.85
---------------------------------------------------------------------------- ---------------------------------------- ---------
OTHER COUNTRIES
Sales (mbbls/d)                                               6.0       5.7       5.8        6.2       6.5       6.2       6.2

Price Received ($/bbl)                                      91.85    113.18     59.81      68.04     76.29     79.74     71.29
Royalties & Other                                            7.46      8.95      4.80       5.62      6.46      6.60      5.90
Operating Costs                                              4.74      4.43      2.97       3.39      3.34      4.13      3.45
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     79.65     99.80     52.04      59.03     66.49     69.01     61.94
---------------------------------------------------------------------------- ---------------------------------------- ---------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                                  270.1     240.4     241.5      254.1     253.9     263.9     253.4

Price Received ($/boe)                                      85.90    108.26     59.13      68.48     69.82     75.50     68.46
Royalties & Other                                           14.87     19.92     12.26      12.65     13.02     14.37     13.10
Operating Costs                                              9.46     11.89      9.67       9.41      9.26      9.46      9.45
In-country Taxes                                             2.74      4.16      2.05       2.83      2.76      3.05      2.69
---------------------------------------------------------------------------- ---------------------------------------- ---------
Netback                                                     58.83     72.29     35.15      43.59     44.78     48.62     43.22
---------------------------------------------------------------------------- ---------------------------------------- ---------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
                                                                           Three Months              Six Months
                                                                           Ended June 30            Ended June 30
(Cdn$ millions, except per share amounts)                               2008         2007         2008         2007
--------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
    Net Sales                                                          2,071        1,399        3,941        2,539
    Marketing and Other (Note 16)                                         34          299          256          547
                                                                 ---------------------------------------------------
                                                                       2,105        1,698        4,197        3,086
                                                                 ---------------------------------------------------
EXPENSES
    Operating                                                            348          289          657          579
    Depreciation, Depletion, Amortization and Impairment                 334          360          698          694
    Transportation and Other                                             195          210          400          456
    General and Administrative                                           418           38          473          240
    Exploration                                                          101          105          133          154
    Interest (Note 7)                                                     16           46           43           94
                                                                 ---------------------------------------------------
                                                                       1,412        1,048        2,404        2,217
                                                                 ---------------------------------------------------

INCOME BEFORE INCOME TAXES                                               693          650        1,793          869
                                                                 ---------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                              451          151          843          211
    Future                                                              (139)         126          (62)         161
                                                                 ---------------------------------------------------
                                                                         312          277          781          372
                                                                 ---------------------------------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                              381          373        1,012          497
    Less: Net Income Attributable to Non-Controlling Interests            (1)          (5)          (2)          (8)
                                                                 ---------------------------------------------------

NET INCOME                                                               380          368        1,010          489
                                                                 ===================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 14)                                                     0.72         0.70         1.91         0.93
                                                                 ===================================================
    Diluted (Note 14)                                                   0.70         0.68         1.87         0.91
                                                                 ===================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
                                                                                    June 30     December 31
(Cdn$ millions, except share amounts)                                                  2008            2007
------------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                         614             206
      Restricted Cash                                                                   263             203
      Accounts Receivable (Note 2)                                                    4,909           3,502
      Inventories and Supplies (Note 3)                                               1,078             659
      Other                                                                             109              89
                                                                            --------------------------------
         Total Current Assets                                                         6,973           4,659
                                                                            --------------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
      Impairment of $7,991 (December 31, 2007 - $7,195)                              13,425          12,498
    FUTURE INCOME TAX ASSETS                                                            268             268
    DEFERRED CHARGES AND OTHER ASSETS (Note 4)                                          703             324
    GOODWILL                                                                            335             326
                                                                            --------------------------------
TOTAL ASSETS                                                                         21,704          18,075
                                                                            ================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Accounts Payable and Accrued Liabilities (Note 6)                               5,749           4,135
      Income Taxes Payable                                                              730              45
      Accrued Interest Payable                                                           55              54
      Dividends Payable                                                                  27              13
                                                                            --------------------------------
         Total Current Liabilities                                                    6,561           4,247
                                                                            --------------------------------

    LONG-TERM DEBT (Note 7)                                                           4,449           4,610
    FUTURE INCOME TAX LIABILITIES                                                     2,264           2,290
    ASSET RETIREMENT OBLIGATIONS (Note 9)                                               934             792
    DEFERRED CREDITS AND OTHER LIABILITIES (Note 10)                                    781             459
    NON-CONTROLLING INTERESTS                                                            62              67

    SHAREHOLDERS' EQUITY (Note 13)
      Common Shares, no par value
        Authorized:        Unlimited
        Outstanding:       2008 - 530,282,975 shares
                           2007 - 528,304,813 shares                                    972             917
      Contributed Surplus                                                                 2               3
      Retained Earnings                                                               5,953           4,983
      Accumulated Other Comprehensive Loss                                             (274)           (293)
                                                                            --------------------------------
         Total Shareholders' Equity                                                   6,653           5,610
                                                                            --------------------------------
    COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 17)

                                                                            --------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           21,704          18,075
                                                                            ================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
                                                                                Three Months               Six Months
                                                                                Ended June 30              Ended June 30
 (Cdn$ millions)                                                             2008          2007         2008           2007
----------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
    Net Income                                                                380           368        1,010            489
    Charges and Credits to Income not Involving Cash (Note 15)                471           447          854            882
    Exploration Expense                                                       101           105          133            154
    Changes in Non-Cash Working Capital (Note 15)                             232          (304)         372           (272)
    Other                                                                     (21)          (34)         (38)          (223)
                                                                       -----------------------------------------------------
                                                                            1,163           582        2,331          1,030

FINANCING ACTIVITIES
    Repayment of Short-Term Borrowings, Net                                     -           (44)           -            (92)
    Repayment of Term Credit Facilities, Net                                    -        (1,321)        (228)          (955)
    Repayment of Medium-Term Notes (Note 7)                                  (125)            -         (125)             -
    Proceeds from Long-Term Notes                                               -         1,660            -          1,660
    Proceeds from (Repayment of) Term Credit Facilities of Canexus, Net       (18)           15          (10)            33
    Proceeds from Canexus Notes (Note 7)                                       51             -           51              -
    Dividends on Common Shares                                                (27)          (13)         (40)           (26)
    Issue of Common Shares and Exercise of Tandem Options                      14            11           40             40
    Other                                                                      (5)          (28)          (9)           (35)
                                                                       -----------------------------------------------------
                                                                             (110)          280         (321)           625

INVESTING ACTIVITIES
    Capital Expenditures
      Exploration and Development                                            (606)         (747)      (1,375)        (1,537)
      Proved Property Acquisitions                                             (2)          (45)          (2)           (46)
      Chemicals, Corporate and Other                                          (30)          (27)         (47)           (47)
    Changes in Restricted Cash                                               (174)           66          (53)            82
    Changes in Non-Cash Working Capital (Note 15)                             (76)           16          (54)            44
    Other                                                                     (70)          (10)         (97)           (14)
                                                                       -----------------------------------------------------
                                                                             (958)         (747)      (1,628)        (1,518)


EFFECT OF EXCHANGE RATE CHANGES ON CASH
    AND CASH EQUIVALENTS                                                       (5)          (67)          26            (80)
                                                                       -----------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                          90            48          408             57

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                               524           110          206            101
                                                                       -----------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                     614           158          614            158
                                                                       =====================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
                                                                                     Three Months             Six Months
                                                                                     Ended June 30           Ended June 30
(Cdn$ millions)                                                                    2008         2007        2008         2007
------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES
    Balance at Beginning of Period                                                  949          866         917          821
      Issue of Common Shares                                                          4            4          24           25
      Proceeds from Tandem Options Exercised for Shares                              10            7          16           15
      Accrued Liability Relating to Tandem Options Exercised for Shares               9           16          15           32
                                                                               -----------------------------------------------
    Balance at End of Period                                                        972          893         972          893
                                                                               ===============================================

CONTRIBUTED SURPLUS
    Balance at Beginning of Period                                                    3            4           3            4
      Stock-Based Compensation Expense                                                -            1           -            1
      Exercise of Tandem Options                                                     (1)           -          (1)           -
                                                                               -----------------------------------------------
    Balance at End of Period                                                          2            5           2            5
                                                                               ===============================================

RETAINED EARNINGS
    Balance at Beginning of Period                                                5,600        4,080       4,983        3,972
      Net Income                                                                    380          368       1,010          489
      Dividends on Common Shares (Note 13)                                          (27)         (13)        (40)         (26)
                                                                               -----------------------------------------------
    Balance at End of Period                                                      5,953        4,435       5,953        4,435
                                                                               ===============================================

ACCUMULATED OTHER COMPREHENSIVE LOSS
    Balance at Beginning of Period                                                 (266)        (167)       (293)        (161)
      Opening Derivatives Designated as Cash Flow Hedges                              -            -           -           61
      Other Comprehensive Income/(Loss)                                              (8)         (86)         19         (153)
                                                                               -----------------------------------------------
    Balance at End of Period                                                       (274)        (253)       (274)        (253)
                                                                               ===============================================

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
                                                                                     Three Months              Six Months
                                                                                     Ended June 30            Ended June 30
(Cdn$ millions)                                                                     2008       2007         2008         2007
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           380        368        1,010          489
    Other Comprehensive Income, Net of Income Taxes:
      Foreign Currency Translation Adjustment:
        Net Gains (Losses) on Investment in Self-Sustaining Foreign Operations       (42)      (437)         144         (495)
        Net Gains (Losses) on Hedges of Self-Sustaining Foreign Operations (1)        34        353         (125)         403
        Realized Translation Adjustments Recognized in Net Income (2)                  -         (2)           -            -
      Cash Flow Hedges:
        Realized Mark-to-Market Gains Recognized in Net Income                        -            -           -          (61)
                                                                               -----------------------------------------------
      Other Comprehensive Income/(Loss)                                               (8)       (86)          19         (153)
                                                                               -----------------------------------------------
COMPREHENSIVE INCOME                                                                 372        282        1,029          336
                                                                               ===============================================

(1) Net of income tax expense for the three months ended June 30, 2008 of $4 million (2007 - $57 million) and net of income tax recovery for the six months ended June 30, 2008 of $19 million (2007 - net of income tax expense of $66 million).
(2) Net of income tax recovery for the three months ended June 30, 2007 of $1 million.

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions, except as noted

1.  ACCOUNTING POLICIES

Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and United States (US) GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 19. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at June 30, 2008 and December 31, 2007 and the results of our operations and our cash flows for the three and six months ended June 30, 2008 and 2007.

We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates, including those related to accruals, litigation, environmental and asset retirement obligations, income taxes, derivative contract assets and liabilities and determination of proved reserves, on an ongoing basis. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three and six months ended June 30, 2008 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2008.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K.

CHANGE IN ACCOUNTING POLICIES

INVENTORIES
In 2007, we adopted CICA Section 3031 INVENTORIES issued by the Canadian Accounting Standards Board (AcSB). Effective October 1, 2007, we began carrying the commodity inventories held for trading by our energy marketing group at fair value, less any costs to sell. This standard was adopted prospectively and our results for the first six months of 2007 have not been restated for this change in accounting policy.

CAPITAL DISCLOSURES
On January 1, 2008, we prospectively adopted CICA Section 1535 CAPITAL DISCLOSURES issued by the AcSB. This Section establishes standards for disclosing information about an entity's objectives, policies and processes for managing its capital structure. The disclosures have been included in Note 8.

FINANCIAL INSTRUMENTS DISCLOSURES AND PRESENTATION
On January 1, 2008, we prospectively adopted the following new standards issued by the AcSB: FINANCIAL INSTRUMENTS - DISCLOSURE (Section 3862) and FINANCIAL INSTRUMENTS - PRESENTATION (Section 3863). These accounting standards replaced FINANCIAL INSTRUMENTS - DISCLOSURE AND PRESENTATION (Section 3861). The disclosures required by Section 3862 and 3863 provide additional information on the risks associated with our financial instruments and how we manage those risks. The additional disclosures required by these standards are provided in Notes 11 and 12.

NEW ACCOUNTING PRONOUNCEMENTS
In January 2006, the AcSB adopted a strategic plan for the direction of accounting standards in Canada. Accounting standards for public companies in Canada will converge with the International Financial Reporting Standards
(IFRS) by 2011 and we will be required to report according to IFRS standards for the year ended December 31, 2011. We are currently assessing the impact of the convergence of Canadian GAAP with IFRS on our results of operations, financial position and disclosures.

In February 2008, the AcSB issued Section 3064, GOODWILL AND INTANGIBLE ASSETS and amended Section 1000, FINANCIAL STATEMENT CONCEPTS clarifying the criteria for the recognition of assets, intangible assets and internally developed intangible assets. Items that no longer meet the definition of an asset are no longer recognized with assets. The standard is effective for fiscal years beginning on or after October 1, 2008 and early adoption is permitted. We do not expect the adoption of this section to have a material impact on our results of operations and financial position.

2.  ACCOUNTS RECEIVABLE

                                                                          June 30    December 31
                                                                             2008           2007
-------------------------------------------------------------------------------------------------
Trade
    Marketing                                                               3,650          2,501
    Oil and Gas                                                             1,030            819
    Chemicals and Other                                                        79             60
                                                                   ------------------------------
                                                                            4,759          3,380
Non-Trade                                                                     157            132
                                                                   ------------------------------
                                                                            4,916          3,512
Allowance for Doubtful Receivables                                             (7)           (10)
                                                                   ------------------------------
Total                                                                       4,909          3,502
                                                                   ==============================

3.  INVENTORIES AND SUPPLIES
                                                                          June 30    December 31
                                                                             2008           2007
-------------------------------------------------------------------------------------------------
Finished Products
    Marketing                                                                 950            577
    Oil and Gas                                                                48             14
    Chemicals and Other                                                        19             13
                                                                   ------------------------------
                                                                            1,017            604
Work in Process                                                                 5              3
Field Supplies                                                                 56             52
                                                                   ------------------------------
Total                                                                       1,078            659
                                                                   ==============================

4.  DEFERRED CHARGES AND OTHER ASSETS
                                                                          June 30    December 31
                                                                             2008           2007
-------------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 11)                            500            248
Long-Term Capital Prepayments                                                 112              9
Crude Oil Put Options and Natural Gas Swaps (Note 11)                          26              -
Asset Retirement Remediation Fund                                              13             13
Other                                                                          52             54
                                                                   ------------------------------
Total                                                                         703            324
                                                                   ==============================

5.  SUSPENDED WELL COSTS

The following table shows the changes in capitalized exploratory well costs during the six months ended June 30, 2008 and the year ended December 31, 2007, and does not include amounts that were initially capitalized and subsequently expensed in the same period. Capitalized exploratory well costs are included in property, plant and equipment.

                                                                     Six Months Ended       Year Ended
                                                                              June 30      December 31
                                                                                 2008             2007
-------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                    326              226
    Additions to Capitalized Exploratory Well Costs Pending the
      Determination of Proved Reserves                                            124              215
    Capitalized Exploratory Well Costs Charged to Expense                         (20)             (10)
    Transfers to Wells, Facilities and Equipment Based on
      Determination of Proved Reserves                                              -              (74)
    Effects of Foreign Exchange                                                    16              (31)
                                                                   ------------------------------------
Balance at End of Period                                                          446              326
                                                                   ====================================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year after the completion of drilling.

                                                                                      June 30     December 31
                                                                                         2008            2007
--------------------------------------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less                                              250             202
Capitalized for a Period of Greater than One Year                                         196             124
                                                                                 -----------------------------
Balance at End of Period                                                                  446             326
                                                                                 =============================
Number of Projects that have Exploratory Well Costs Capitalized for a Period
    Greater than One Year                                                                   8               5
                                                                                 -----------------------------

As at June 30, 2008, we have exploratory costs that have been capitalized for more than one year relating to our interests in four exploratory blocks in the North Sea ($58 million), an exploratory block in the Gulf of Mexico ($55 million), our coalbed methane exploratory activities in Canada ($46 million), exploratory activities on Block 51 in Yemen ($19 million) and our interest in an exploratory block, offshore Nigeria ($18 million). These costs relate to projects with successful exploration wells for which we have not been able to record proved reserves. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or to assess commercial viability.

6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                  June 30     December 31
                                                                                     2008            2007
----------------------------------------------------------------------------------------------------------
Accrued Payables                                                                    2,982           2,546
Marketing Derivative Contracts (Note 11)                                            1,148             413
Trade Payables                                                                        708             578
Stock-based Compensation                                                              551             393
Other                                                                                 360             205
                                                                            ------------------------------
Total                                                                               5,749           4,135
                                                                            ==============================

7.  LONG-TERM DEBT AND SHORT-TERM BORROWINGS
                                                                                  June 30     December 31
                                                                                     2008            2007
----------------------------------------------------------------------------------------------------------
Term Credit Facilities (a)                                                              -             211
Canexus Limited Partnership Term Credit Facilities (US$193 million) (b)               197             202
Medium-Term Notes, due 2008 (c)                                                         -             125
Canexus Notes, due 2013 (US$50 million) (d)                                            51               -
Notes, due 2013 (US$500 million)                                                      509             494
Notes, due 2015 (US$250 million)                                                      255             247
Notes, due 2017 (US$250 million)                                                      255             247
Notes, due 2028 (US$200 million)                                                      204             198
Notes, due 2032 (US$500 million)                                                      509             494
Notes, due 2035 (US$790 million)                                                      805             781
Notes, due 2037 (US$1,250 million)                                                  1,273           1,235
Subordinated Debentures, due 2043 (US$460 million)                                    468             454
                                                                           -------------------------------
                                                                                    4,526           4,688
Less: Unamortized Debt Issue Costs                                                    (77)            (78)
                                                                           -------------------------------
                                                                                    4,449           4,610
                                                                           ===============================

(a) TERM CREDIT FACILITIES

We have unsecured term credit facilities of $3.1 billion available to 2012, none of which were drawn at June 30, 2008 (December 31, 2007 - US$214 million). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable at floating rates. The weighted-average interest rate on our term credit facilities was 3.3% for the three months ended June 30, 2008 (2007 - 5.9%) and 3.7% for the six months ended June 30, 2008 (2007 -
5.9%). At June 30, 2008, $229 million of these facilities were utilized to support outstanding letters of credit (December 31, 2007 - $283 million).

(b) CANEXUS LP TERM CREDIT FACILITIES

During the quarter, the Canexus LP term credit facility was amended to increase the available amount from $350 million to $410 million and to increase the available short-term swing line loans under the facility from $20 million to $35 million. These committed, secured term credit facilities are available until 2011. At June 30, 2008, $197 million (US$193 million) was drawn on these facilities (December 31, 2007 - $202 million). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans or US-dollar base rate loans. Interest is payable monthly at floating rates. The term credit facilities are secured by a floating charge debenture over all of the assets at Canexus LP. The credit facility also contains covenants with respect to certain financial ratios. The weighted-average interest rate on our term credit facilities was 4.6% for the three months ended June 30, 2008 (2007
- 6.2%).

(c) MEDIUM-TERM NOTES, DUE 2008

During October 1997, we issued $125 million of notes. Interest was payable semi-annually at a rate of 6.3% and the principal was repaid in June 2008.

(d) CANEXUS NOTES, DUE 2013

During the quarter, Canexus issued US$50 million of notes. Interest is payable quarterly at a rate of 6.57%, and the principal is to be repaid in May 2013. Canexus may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term to maturity equal to the remaining terms of the notes plus 0.20%.

(e) INTEREST EXPENSE

                                                              Three Months             Six Months
                                                             Ended June 30            Ended June 30
                                                           2008         2007        2008         2007
------------------------------------------------------------------------------------------------------
Long-Term Debt                                              69           83          145          164
Other                                                        6            4           10            9
                                                   ---------------------------------------------------
                                                            75           87          155          173
   Less: Capitalized                                       (59)         (41)        (112)         (79)
                                                   ---------------------------------------------------
Total                                                       16           46           43           94
                                                   ===================================================

Capitalized interest relates to and is included as part of the cost of our oil and gas properties under development. The capitalization rates are based on our weighted-average cost of borrowings.

(f) SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $656 million, none of which were drawn at June 30, 2008 (December 31, 2007 - nil). We utilized $21 million of these facilities to support outstanding letters of credit at June 30, 2008 (December 31, 2007 - $196 million). Interest is payable at floating rates. The weighted-average interest rate on our short-term borrowings was 3.7% for the three months ended June 30, 2008 (2007 - 5.8%) and 3.8% for the six months ended June 30, 2008 (2007 - 5.8%).

8.  CAPITAL DISCLOSURES

Our objective for managing our capital structure is to ensure that we have the financial capacity, liquidity and flexibility to fund our investment in full-cycle exploration and development of conventional and unconventional resources and for energy marketing activities. We generally rely on operating cash flows to fund capital investments. However, given the long cycle-time of some of our development projects which require significant capital investment prior to cash flow generation and volatile commodity prices, it is not unusual for capital expenditures to exceed our cash flow from operating activities in any given year. As such, our financing needs depend on where we are in a particular development cycle. This requires us to maintain financial flexibility and liquidity. Our capital management policies are aimed at:

    o maintaining an appropriate balance between short-term debt, long-term debt and equity;

    o maintaining sufficient undrawn committed credit capacity to provide liquidity;

    o ensuring ample covenant room permitting us to draw on credit lines as required;

    o  maintaining a reasonable level of leverage; and

    o ensuring we maintain a credit rating that is appropriate for our circumstances.

We have the ability to make adjustments to our capital structure by issuing additional equity or debt, returning cash to shareholders and making adjustments  to our  capital  investment  programs.  Our  capital  consists  of shareholders' equity, short-term and long-term debt and cash and cash equivalents as follows:

                                                                    June 30    December 31
                                                                       2008           2007
-------------------------------------------------------------------------------------------
NET DEBT (1)
   Bank Debt                                                            197            413
   Senior Notes                                                       3,799          3,758
                                                             ------------------------------
     Senior Debt                                                      3,996          4,171
   Subordinated Debt                                                    453            439
                                                             ------------------------------
     Total Debt                                                       4,449          4,610
   Less: Cash and Cash Equivalents                                     (614)          (206)
                                                             ------------------------------
TOTAL NET DEBT                                                        3,835          4,404
                                                             ==============================

SHAREHOLDERS' EQUITY                                                  6,653          5,610
                                                             ==============================

(1) Includes all of our borrowings and is calculated as long-term debt and short-term borrowings less cash and cash equivalents.

We monitor the leverage in our capital structure by reviewing the ratio of net debt to cash flow from operating activities as well as interest coverage ratios.

We use the ratio of net debt to cash flow from operating activities as a key indicator of our leverage and to monitor the strength of our balance sheet. Net debt is a non-GAAP measure which is calculated using the GAAP measures of long-term debt and short-term borrowings less cash and cash equivalents (excluding restricted cash).

For the twelve months ended June 30, 2008, our net debt to cash flow from operating activities ratio was 0.9 times compared to 1.6 times at December 31, 2007. While we typically expect the target ratio to fluctuate between 1.0 and
2.0 times under normalized commodity prices, this can be higher when we identify strategic opportunities requiring additional investment. Whenever we exceed our target ratio, we assess whether to implement a strategy to reduce our leverage and lower this ratio back to target levels. In the past, each time we exceeded our internal net debt to cash flow from operating activities target band, we successfully brought our leverage down through asset sales and capital management.

Our interest coverage ratio allows us to monitor our ability to fund the interest requirements associated with our debt. The higher the interest coverage, the better positioned we are to finance our longer-term investment projects. Our interest coverage strengthened in 2008 from 12.1 times at the end of 2007 to 16.9 times at June 30, 2008.

Interest coverage is calculated by dividing our twelve-month trailing earnings before interest, taxes, depreciation, depletion, amortization and impairment (EBITDA) by interest expense before capitalized interest. EBITDA is a non-GAAP measure which is calculated using net income excluding interest expense, provision for income taxes, exploration expenses, DD&A and other non-cash expenses. The calculation of EBITDA is set out in the following table.

                                                                 Twelve Months    Twelve Months
                                                                         Ended            Ended
                                                                       June 30      December 31
                                                                          2008             2007
------------------------------------------------------------------------------------------------
Net Income                                                               1,607            1,086
  Add:
    Interest Expense                                                       117              168
    Provision for Income Taxes                                           1,201              792
    Depreciation, Depletion, Amortization and Impairment                 1,771            1,767
    Exploration Expense                                                    305              326
    Other Non-cash Expenses                                                139              (52)
                                                             -----------------------------------
EBITDA                                                                   5,140            4,087
                                                             ===================================

9.  ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our property, plant and equipment are as follows:

                                                                          Six              Year
                                                                 Months Ended             Ended
                                                                      June 30       December 31
                                                                         2008              2007
------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                            832               704
    Obligations Incurred with Development Activities                       11               105
    Expenditures Made on Asset Retirements                                (16)              (23)
    Accretion                                                              26                44
    Revisions to Estimates                                                102                79
    Effects of Foreign Exchange                                            19               (77)
                                                             -----------------------------------
Balance at End of Period (1), (2)                                         974               832
                                                             ===================================

(1) Obligations due within 12 months of $40 million (December 31, 2007 - $40 million) have been included in accounts payable and accrued liabilities.

(2) Obligations relating to our oil and gas activities amount to $925 million (December 31, 2007 - $786 million) and obligations relating to our chemicals business amount to $49 million (December 31, 2007 - $46 million).


Our total estimated undiscounted inflated asset retirement obligations amount to $2,366 million (December 31, 2007 - $2,165 million). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted risk-free rate of 5.9%. Approximately $135 million included in our asset retirement obligations will be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

We own interests in assets for which the fair value of the asset retirement obligations cannot be reasonably determined because the assets currently have an indeterminate life and we cannot determine when remediation activities would take place. These assets include our interest in Syncrude's upgrader and sulphur pile. The estimated future recoverable reserves at Syncrude are significant and given the long life of this asset, we are unable to determine when asset retirement activities would take place. Furthermore, the Syncrude plant can continue to run indefinitely with ongoing maintenance activities. The retirement obligations for these assets will be recorded in the first year in which the obligation to remediate becomes determinable.

10. DEFERRED CREDITS AND OTHER LIABILITIES

                                                                   June 30     December 31
                                                                      2008            2007
-------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 11)                     437             163
Deferred Transportation Revenue                                         71              82
Fixed-Price Natural Gas Contracts and Swaps (Note 11)                   61              51
Defined Benefit Pension Obligations                                     60              57
Capital Lease Obligations                                               53              52
Long-Term Stock-based Compensation                                      30               2
Other                                                                   69              52
                                                             ------------------------------
Total                                                                  781             459
                                                             ==============================

11. FINANCIAL INSTRUMENTS

Financial instruments carried at fair value on our balance sheet include cash and cash equivalents, restricted cash and derivatives used for trading and non-trading purposes. Our other financial instruments including accounts receivable, accounts payable, income taxes payable, accrued interest payable, dividends payable, short-term borrowings and long-term debt are carried at cost or amortized cost. The carrying value of our short-term receivables and payables approximates their fair value because the instruments are near maturity.

In our energy marketing group, we enter into contracts to purchase and sell crude oil and natural gas and use derivative contracts, including futures, forwards, swaps and options, for hedging and trading purposes (collectively derivatives). We also use derivatives to manage commodity price risk and foreign currency risk for non-trading purposes. We categorize our derivative instruments as trading or non-trading activities and carry the instruments at fair value on our balance sheet. Refer to the derivatives section below for details of our derivatives and fair values as at June 30, 2008. The fair values are included with accounts receivable or payable and are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in marketing and other income.

We carry our long-term debt at amortized cost using the effective interest rate method. At June 30, 2008, the estimated fair value of our long-term debt was $4,370 million (December 31, 2007 - $4,692 million) as compared to the carrying value of $4,449 million (December 31, 2007 - $4,610 million). The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

DERIVATIVES

a) TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES The fair value and carrying amounts related to derivative instruments held by our energy marketing operations are as follows:

                                                                   June 30     December 31
                                                                      2008            2007
-------------------------------------------------------------------------------------------
Accounts Receivable                                                    851            334
Deferred Charges and Other Assets (1)                                  500            248
                                                             ------------------------------
    Total Derivative Assets                                          1,351            582
                                                             ==============================

Accounts Payable and Accrued Liabilities                             1,148            413
Deferred Credits and Other Liabilities (1)                             437            163
                                                             ------------------------------
    Total Derivative Liabilities                                     1,585            576
                                                             ==============================

    Total Net Derivatives related to Trading Activities               (234)             6
                                                             ==============================

(1) These derivative contracts settle beyond 12 months and are considered non-current.


b)  TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO NON-TRADING
    ACTIVITIES
The fair value and carrying amounts related to derivative instruments related to non-trading activities are as follows:

                                                                   June 30     December 31
                                                                      2008            2007
-------------------------------------------------------------------------------------------
Accounts Receivable                                                     22              -
Deferred Charges and Other Assets (1)                                   26              1
                                                             ------------------------------
    Total Derivative Assets                                             48              1
                                                             ==============================

Accounts Payable and Accrued Liabilities                                50             28
Deferred Credits and Other Liabilities (1)                              61             51
                                                             ------------------------------
    Total Derivative Liabilities                                       111             79
                                                             ==============================

    Total Net Derivatives related to Non-Trading Activities            (63)           (78)
                                                             ==============================

(1) These derivative contracts settle beyond 12 months and are considered non-current.

CRUDE OIL PUT OPTIONS
In 2008, we purchased put options on approximately 70,000 bbls/d of our 2009 crude oil production. These options establish an annual average Dated Brent floor price of US$60/bbl on these volumes. In 2007, we purchased put options on 36 million barrels or approximately 100,000 bbls/d of our 2008 crude oil production. These options establish an annual average Dated Brent floor price of US$50/bbl on these volumes.

The put options are carried at fair value within amounts receivable and are classified as long-term or short-term based on their anticipated settlement date. Any change in fair value is included in marketing and other income.

                                                Notional                                        Average                  Fair
                                                 Volumes                    Term            Floor Price                 Value
------------------------------------------------------------------------------------------------------------------------------
                                                (bbls/d)                                      (US$/bbl)        (Cdn$ millions)
Dated Brent Crude Oil Put Options                100,000                    2008                     50                    -
Dated Brent Crude Oil Put Options                 70,000                    2009                     60                    4
                                                                                                               ---------------
                                                                                                                           4
                                                                                                               ===============

FIXED-PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS
We have fixed-price natural gas sales contracts and offsetting natural gas swaps that are not part of our trading activities. These sales contracts and swaps are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. Any change in fair value is included in marketing and other income.

                                               Notional                                         Average                 Fair
                                                Volumes                      Term                 Price                Value
-----------------------------------------------------------------------------------------------------------------------------
                                                 (Gj/d)                                          ($/Gj)      (Cdn$ millions)
Fixed-Price Natural Gas Contracts                15,514                      2008                  2.46                 (50)
                                                 15,514               2009 - 2010           2.56 - 2.77                 (61)
Natural Gas Swaps                                15,514                      2008                  7.60                  22
                                                 15,514               2009 - 2010                  7.60                  22
                                                                                                              ----------------
                                                                                                                        (67)
                                                                                                              ================

c)  FAIR VALUE OF DERIVATIVES
Wherever possible, the estimated fair value of our derivative instruments is based on quoted market prices, and if not available, on estimates from third-party brokers. We utilize market data or assumptions that market participants would use when pricing the asset or liability, including assumptions about risk. As a basis for establishing fair value, we utilize a mid-market pricing convention between bid and ask and then adjust our pricing to the ask price when we have a net open sell position and the bid price when we have a net open buy position. We incorporate the credit risk associated with counterparty default into our estimates of fair value. Inputs to fair valuations may be readily observable, market-corroborated, or generally unobservable. We utilize valuation techniques that maximize the use of observable inputs wherever possible and minimize the use of unobservable inputs. To value longer-term transactions and transactions in less active markets for which pricing information is not generally available, unobservable inputs may be used.

We classify the fair value of our derivatives according to the following hierarchy based on the amount of observable inputs used to value the instruments.

    o Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and we use information from markets such as the New York Mercantile Exchange and the International Petroleum Exchange.

    o Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value, volatility factors, and broker quotations, which can be observed or corroborated in the marketplace. Instruments in this category include non-exchange traded derivatives such as over-the-counter physical forwards and options. We obtain information from sources such as the Natural Gas Exchange, independent price publications and over-the-counter broker quotes.

    o Level 3 - Valuations in this level are based on inputs which are less observable, unavailable or where the observable data does not support the majority of the instrument's fair value. Level 3 instruments include longer-term transactions, transactions in less active markets or transactions at locations for which pricing information is not available. In these instances, internally developed methodologies are used to determine fair value which primarily includes extrapolation of observable future prices to similar locations, similar instruments or later time periods.

The following table includes our derivatives that are carried at fair value on a recurring basis for our trading and non-trading activities as at June 30, 2008. Financial assets and liabilities are classified in the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect placement within the fair value hierarchy levels.

                                                               Level 1    Level 2     Level 3      Total
---------------------------------------------------------------------------------------------------------
Net Derivatives
    Trading Derivatives                                             15      (238)        (11)       (234)
    Non-Trading Derivatives                                          -       (63)         -          (63)
                                                             --------------------------------------------
    Total Net Derivatives                                           15      (301)        (11)       (297)
                                                             ============================================

A reconciliation of changes in the fair value of our derivatives classified as Level 3 for the six months ended June 30, 2008 is provided below:

                                                                                                  Level 3
----------------------------------------------------------------------------------------------------------
Fair Value at January 1, 2008                                                                          (7)
    Realized and unrealized gains (losses)                                                             (8)
    Purchases, issuances and settlements                                                               (2)
    Transfers in and/or out of Level 3                                                                  6
                                                                                                ----------
Fair Value at June 30, 2008                                                                           (11)
                                                                                                ==========

Unsettled gains (losses) relating to instruments still held as of June 30, 2008                        (2)
                                                                                                ==========

Transfers in and/or out represent existing assets and liabilities that were either previously categorized as a higher level for which the inputs became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

12. RISK MANAGEMENT

(a) MARKET RISK

We invest in significant capital projects, purchase and sell commodities, issue short and long-term debt, including amounts in foreign currencies, and invest in foreign operations. These activities expose us to market risk from changes in commodity prices, foreign exchange rates and interest rates, which affect our earnings and the value of the financial instruments we hold. We use derivatives for trading and non-trading purposes as part of our overall risk management policy to manage exposures to market risk that result from these activities.

The following market risk discussion relates primarily to commodity price risk and foreign exchange risk related to our financial instruments. Our exposure to interest rate risk is immaterial.


COMMODITY PRICE RISK
We are exposed to commodity price movements as part of our normal oil and gas operations, particularly in relation to the prices received for our crude oil and natural gas. Commodity price risk related to conventional and synthetic crude oil prices is our most significant market risk exposure. Crude oil and natural gas are sensitive to numerous worldwide factors, many of which are beyond our control, and are generally sold at contract or posted prices. Changes in world crude oil and natural gas prices may significantly affect our results of operations and cash generated from operating activities. Consequently, such prices also may affect the value of our oil and gas properties and our level of spending for exploration and development.

The majority of our oil and gas production is sold under short-term contracts, exposing us to the risk of price movements. Other energy contracts we enter into also expose us to commodity price risk between the time we purchase and sell contracted volumes. We actively manage these risks by using derivative contracts such as commodity put options.

Our energy marketing group markets and trades crude oil, natural gas, NGLs, ethanol and power through physical purchase and sales contracts, as well as financial commodity contracts. These activities expose us to commodity price risk, as well as foreign currency risk and volatility within these markets. Our energy marketing group actively manages risk by utilizing energy and currency derivatives. We typically take advantage of location, time and quality spreads using physical and financial contracts. Our marketing group also tries to take advantage of volatility within commodity markets and can establish net open commodity positions to take advantage of existing market conditions.

Volatility within various commodity markets can vary and change over time. While this volatility gives us opportunities, it can also cause our results to vary significantly between periods. We attempt to manage the associated risk and take on positions based on market intelligence; however, it is possible that we could incur financial loss.

Open positions exist when not all contracted purchases and sales terms have been matched. These net open positions allow us to generate income, but also expose us to risk of loss due to fluctuating market prices (market risk sensitivities in our portfolio).

We manage the level of market risk through daily monitoring of our energy trading activities relative to:

    o  prescribed limits for Value-at-Risk (VaR);

    o  nominal size of commodity positions;

    o  stop loss limits; and

    o  stress testing.

VaR is a statistical estimate assuming normal market conditions exist. Our VaR calculation estimates the maximum probable loss, given a 95% confidence level that we would incur if we were to unwind our outstanding positions over a two-day period. We estimate VaR primarily by using the Variance-Covariance method based on historical commodity price volatility, correlation inputs where available and by historical simulation in other situations. Our estimate is based upon the following key assumptions:

    o  changes  in   commodity   prices   follow  a   statistical   pattern  of
       distribution;

    o  price volatility remains stable; and

    o  price correlation relationships remain stable.

If a severe market shock occurred, the key assumptions underlying our VaR estimate could be exceeded and the potential loss could be greater than our estimate. We also use stress testing using extreme market movements which complements our VaR estimates. Stress testing is used to quantify potential unexpected losses from low probability market movements. Our VaR analysis incorporates our derivative positions, non-derivative transportation and storage contracts and assets, as well as our commodity trading inventories.

Our quarter end, high, low, and average VaR amounts for the three and six months ended June 30 are as follows:

                                                           Three Months              Six Months
                                                           Ended June 30            Ended June 30
                                                         2008         2007         2008         2007
-----------------------------------------------------------------------------------------------------
Value-at-Risk
   Quarter End                                             31           34           31           34
   High                                                    40           38           40           38
   Low                                                     29           24           21           24
   Average                                                 34           30           32           29
                                                   --------------------------------------------------

FOREIGN CURRENCY RISK
Foreign exchange risk is created by fluctuations in the fair values or cash flows of financial instruments due to changes in foreign exchange rates. A substantial portion of our activities are transacted in or referenced to US dollars including:

    o  sales of crude oil, natural gas and certain chemicals products;

    o capital spending and expenses for our oil and gas, Syncrude and chemicals operations;

    o commodity derivative contracts used primarily by our energy marketing group; and

    o  short-term and long-term borrowings.

In our oil and gas operations, we manage our exposure to fluctuations between the US and Canadian dollar by matching our expected net cash flows and borrowings in the same currency. Net revenue from our foreign operations and our US-dollar borrowings are generally used to fund US-dollar capital expenditures and debt repayments. We maintain revolving Canadian and US-dollar borrowing facilities that can be used or repaid depending on expected net cash flows. We designate our US-dollar borrowings as a hedge against our US-dollar net investment in self-sustaining foreign operations. At June 30, 2008, we had US$4,443 million of long-term debt issued in US dollars and a one cent change in the US dollar to Canadian dollar exchange rate would increase or decrease our accumulated other comprehensive income by approximately $45 million, before income tax.

In our energy marketing group, the majority of the financial commodity contracts are denominated in US dollars. We enter into US-dollar forward contracts and swaps to manage this exposure.

We also have exposures to currencies other than the US dollar. A portion of our United Kingdom operating expenses, capital spending and future asset retirement obligations are denominated in British pounds and Euros. We do not have any material exposure to highly inflationary foreign currencies.

(b) CREDIT RISK

Credit risk affects both our trading and non-trading activities and is the risk of loss if counterparties do not fulfill their contractual obligations. The majority of our accounts receivable are with counterparties in the energy industry and are subject to normal industry credit risk. This concentration of risk within the energy industry is reduced because of our broad base of domestic and international counterparties. We assess the financial strength of our counterparties, including those involved in marketing and other commodity arrangements, and we limit the total exposure to individual counterparties. As well, a number of our contracts contain provisions that allow us to demand the posting of collateral in the event of a downgrade to a non-investment grade credit rating occurs. Credit risk, including credit concentrations, is routinely reported to our management. We also use standard agreements that allow for the netting of exposures associated with a single counterparty. We believe this minimizes our overall credit risk. However, there can be no assurance that these processes will protect us against all losses from non-performance.

At June 30, 2008:

    o  over 97% of our credit exposures were investment grade; and

    o only one counterparty individually made up more than 10% of our credit exposure. This counterparty was investment grade.

Our maximum counterparty credit exposure at the balance sheet date consists primarily of the carrying amounts of non-derivative financial assets such as accounts receivable, as well as the fair value of derivative financial assets. There are no significant amounts past due or impaired at the balance sheet date. Collateral received from customers at June 30, 2008 includes $132 million of cash and $239 million of letters of credit related to our trading activities and the cash received is included in our accounts payable and accrued liabilities.

(c) LIQUIDITY RISK

Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. We require liquidity specifically to fund capital requirements, satisfy financial obligations as they become due, and to engage in our energy marketing business. We generally rely on operating cash flows to provide liquidity and we also maintain significant undrawn committed credit facilities. At June 30, 2008, we had unsecured term credit facilities of $3.1 billion available until 2012. At June 30, 2008, no amounts were drawn on these facilities; however, $229 million of the facilities were used to support outstanding letters of credit. We also had $656 million of undrawn, uncommitted, unsecured credit facilities, of which $21 million was supporting letters of credit at June 30, 2008.

The following table details the contractual maturities for our non-derivative financial liabilities, including both the principal and interest cash flows at June 30, 2008:

                                                            Less than                              Greater than
                                                 Total         1 Year     1-3 Years     4-5 Years       5 Years
----------------------------------------------------------------------------------------------------------------
Long-Term Debt                                   4,526              -             -           197         4,329
Interest on Long-Term Debt (1)                   6,493            176           544           544         5,229
                                              ------------------------------------------------------------------
Total                                           11,019            176           544           741         9,558
                                              ==================================================================

(1) Excludes interest on term credit facilities of $3.1 billion and Canexus LP term credit facilities of $410 million as the amounts drawn on the facilities fluctuate. As a result, we are unable to provide a reasonable estimate of the interest.

The following table details contractual maturities for our derivative financial liabilities. The balance sheet amounts for derivative financial liabilities included below are not materially different from the contractual amounts due on maturity.

                                                            Less than                              Greater than
                                                 Total         1 Year     1-3 Years     4-5 Years       5 Years
----------------------------------------------------------------------------------------------------------------
Trading Derivatives                                1,585        1,148           437            -             -
Non-Trading Derivatives                              111           50            61            -             -
                                              ------------------------------------------------------------------
Total                                              1,696        1,198           498            -             -
                                              ==================================================================

The commercial agreements our energy marketing group enters into often include financial assurance provisions that allow us and our counterparties to effectively manage credit risk. The agreements normally require collateral to be posted if an adverse credit-related event, such as a drop in credit ratings, occurs. Based on contracts in place and commodity prices at June 30, 2008, we could be required to post collateral of up to $2.2 billion if we were downgraded to non-investment grade. These obligations are reflected on our balance sheet. The posting of collateral merely secures the payment of such amounts.

At June 30, 2008, collateral posted with counterparties includes $90 million of cash and $35 million of letters of credit related to our trading activities. Cash posted is included with our accounts receivable. Letters of credit issued cannot be drawn on unless there has been default, which would have to be proven to the bank in order for them to release the funds. Cash collateral is not normally applied to contract settlement. Once a contract has been settled, the collateral amounts are refunded. If there is a default, the cash is retained.

Our   exchange-traded   derivative   contracts   are  also  subject  to  margin
requirements. We have margin deposits of $263 million (December 31, 2007 - $203 million), which have been included in restricted cash.


13. SHAREHOLDERS' EQUITY

DIVIDENDS
During the quarter, the Board of Directors declared an increase in the quarterly dividend to $0.05 per common share, payable on July 1, 2008 (2007 - $0.025). Dividends for the six months ended June 30, 2008 were $0.075 (2007 - $0.05). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.


14. EARNINGS PER COMMON SHARE

We calculate basic earnings per common share using net income and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                      Three Months              Six Months
                                                                      Ended June 30             Ended June 30
(millions of shares)                                                2008         2007          2008         2007
------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                530.0        527.0        529.5         526.5
Shares issuable pursuant to tandem options                           24.9         26.9         25.7          27.6
Shares notionally purchased from proceeds of tandem options         (14.4)       (15.6)       (16.4)        (15.4)
                                                             -----------------------------------------------------
Weighted-average number of diluted common shares outstanding        540.5        538.3        538.8         538.7
                                                             =====================================================

In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2008, we excluded 1,667 and 25,833 tandem options, respectively, because their exercise price was greater than the average common share market price in the period. In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2007, we excluded 36,000 and 37,667 tandem options respectively, because their exercise price was greater than the average common share market price in the period. During the periods presented, outstanding tandem options were the only potential dilutive instruments.


15. CASH FLOWS

(a) CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                    Three Months              Six Months
                                                                     Ended June 30             Ended June 30
                                                                   2008         2007         2008          2007
----------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment                334          360          698           694
Stock-Based Compensation                                            259          (70)         200           (26)
Future Income Taxes                                                (139)         126          (62)          161
Change in Fair Value of Crude Oil Put Options                        10            4           10            20
Net Income Attributable to Non-Controlling Interests                  1            5            2             8
Other                                                                 6           22            6            25
                                                             ---------------------------------------------------
Total                                                               471          447          854           882
                                                             ===================================================

(b) CHANGES IN NON-CASH WORKING CAPITAL

                                                                                     Three Months              Six Months
                                                                                     Ended June 30            Ended June 30
                                                                                   2008         2007         2008         2007
-------------------------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                                             (878)        (142)      (1,324)         (67)
   Inventories and Supplies                                                        (310)        (244)        (388)        (179)
   Other Current Assets                                                              (6)          15          (16)          11
   Accounts Payable and Accrued Liabilities                                       1,040           52        1,358          (60)
   Income Taxes Payable                                                             309            2          674           56
   Accrued Interest Payable                                                         (12)          29            1           11
   Dividends Payable                                                                 13            -           13            -
                                                                            ---------------------------------------------------
Total                                                                               156         (288)         318         (228)
                                                                            ===================================================

Relating to:
   Operating Activities                                                             232         (304)         372         (272)
   Investing Activities                                                             (76)          16          (54)          44
                                                                            ---------------------------------------------------
Total                                                                               156         (288)         318         (228)
                                                                            ===================================================

(c) OTHER CASH FLOW INFORMATION

                                                                                     Three Months              Six Months
                                                                                     Ended June 30            Ended June 30
                                                                                   2008         2007         2008         2007
-------------------------------------------------------------------------------------------------------------------------------
Interest Paid                                                                        82           55          148          156
Income Taxes Paid                                                                    76          100          161          157
                                                                            ---------------------------------------------------

Cash flow from other operating activities includes cash outflows related to geological and geophysical expenditures of $24 million for the three months ended June 30, 2008 (2007 - $50 million) and $34 million for the six months ended June 30, 2008 (2007 - $60 million).

16.  MARKETING AND OTHER INCOME

                                                                                     Three Months              Six Months
                                                                                     Ended June 30            Ended June 30
                                                                                   2008         2007        2008          2007
-------------------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                               21          284         232           531
Change in Fair Value of Crude Oil Put Options                                       (10)          (4)        (10)          (20)
Interest                                                                              3           10          13            19
Foreign Exchange Losses                                                              (6)         (38)         (1)          (43)
Other                                                                                26           47          22            60
                                                                            ---------------------------------------------------
Total                                                                                34          299         256           547
                                                                            ===================================================

17.  COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 15 to the Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

18.   OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Energy Marketing, Syncrude and Chemicals in various geographic locations as described in Note 20 to the Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K.

THREE MONTHS ENDED JUNE 30, 2008

                                                                                                                Corporate
                                                                                     Energy                           and
 (Cdn$ millions)                              Oil and Gas                         Marketing  Syncrude  Chemicals    Other    Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                  United     United      Other
                               Yemen   Canada     States    Kingdom  Countries (1)
                              ----------------------------------------------------
 Net Sales                       319      206        198        973        54         21         189        111       -      2,071
 Marketing and Other               3        1          3         10         1         21           -          6     (11) (2)    34
                              -----------------------------------------------------------------------------------------------------
 Total Revenues                  322      207        201        983        55         42         189        117     (11)     2,105

  Less: Expenses
   Operating                      45       47         24         63         2         14          78         75       -        348
   Depreciation, Depletion,
    Amortization and
     Impairment                   40       47         62        143         4          4          12         11      11        334
   Transportation and Other        2        5          -          -         -        166           2         10      10        195
   General and Administrative(3)  13       78         45         13        58         41           -          8     162        418
   Exploration                     -       32         23         17        29 (4)       -           -          -       -       101
   Interest                        -        -          -          -         -          -           -          2      14         16
                              -----------------------------------------------------------------------------------------------------
 Income (Loss)
   before Income Taxes           222       (2)        47        747       (38)      (183)         97         11    (208)       693
  Less: Provision for
   (Recovery of) Income Taxes     78       (1)        17        378        (3)       (53)         27          3    (134)       312
  Less: Non-Controlling
   Interests                       -       -           -          -         -          -          -           1       -          1
                              -----------------------------------------------------------------------------------------------------
 Net Income (Loss)               144       (1)        30        369       (35)      (130)         70          7     (74)       380
                              =====================================================================================================


 Identifiable Assets             340    6,092 (5)  1,856      4,911       494      5,551 (6)   1,256        525     679     21,704
                              =====================================================================================================

 Capital Expenditures
  Development and Other           14      259         55        121        10          1          11         20       9        500
  Exploration                      4       26         42         55         9          -           -          -       -        136
  Proved Property Acquisition      -        2          -          -         -          -           -          -       -          2
                              -----------------------------------------------------------------------------------------------------
                                  18      287         97        176        19          1          11         20       9        638
                              =====================================================================================================

 Property, Plant and Equipment
  Cost                         2,284    7,424      3,480      5,128       310        264       1,348        866     312     21,416
  Less: Accumulated DD&A       2,088    1,682      1,937      1,235        88         68         223        483     187      7,991
                              -----------------------------------------------------------------------------------------------------
 Net Book Value                  196    5,742 (5)  1,543      3,893       222        196       1,125        383     125     13,425
                              =====================================================================================================

(1) Includes results of operations from producing activities in Colombia.

(2) Includes interest income of $3 million, foreign exchange losses of $6 million, decrease in the fair value of crude oil put options of $10 million and other gains of $2 million.

(3) Includes stock-based compensation expense of $328 million.

(4) Includes exploration activities primarily in Norway and Colombia.

(5) Includes costs of $4,223 million related to our Long Lake Project (Phase 1 and future phases).

(6) Approximately   83%  of  Marketing's   identifiable   assets  are  accounts
    receivable and inventories.

SIX MONTHS ENDED JUNE 30, 2008
                                                                                                               Corporate
                                                                                 Energy                              and
 (Cdn$ millions)                              Oil and Gas                     Marketing   Syncrude  Chemicals      Other      Total
------------------------------------------------------------------------------------------------------------------------------------
                                                  United   United      Other
                               Yemen   Canada     States  Kingdom  Countries (1)
                              ---------------------------------------------------
Net Sales                       595      353        379    1,912        100         35         347        220          -      3,941
Marketing and Other               7        1          4       11          1        232           -         (1)         1(2)     256
                             -------------------------------------------------------------------------------------------------------
Total Revenues                  602      354        383    1,923        101        267         347        219          1      4,197

 Less: Expenses
 Operating                       90       89         48      120          5         23         140        142          -        657
 Depreciation, Depletion,
   Amortization and
    Impairment                   74       94        136      313          8          7          24         21         21        698
 Transportation and Other         4       10          1        -          -        339           7         29 (3)     10        400
 General and Administrative (4)  11       79         51       12         59         67           1         15        178        473
 Exploration                      -       36         29       24         44 (5)      -           -          -          -        133
 Interest                         -        -          -        -          -          -           -          5         38         43
                             -------------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes            423       46        118    1,454        (15)      (169)        175          7       (246)     1,793
 Less: Provision for
(Recovery
 of) Income Taxes               148       13         42      737          -        (52)         49          3       (159)       781
 Less: Non-Controlling
 Interests                        -        -          -        -          -          -           -          2         -           2
                             -------------------------------------------------------------------------------------------------------
Net Income (Loss)               275       33         76      717        (15)      (117)        126          2        (87)     1,010
                             =======================================================================================================

Identifiable Assets             340    6,092 (6)  1,856    4,911        494      5,551 (7)   1,256        525        679     21,704
                             =======================================================================================================

Capital Expenditures
 Development and Other           32      610        134      221         38          1          20         33         13      1,102
 Exploration                      9      112        109       71         19          -           -          -          -        320
 Proved Property Acquisition      -        2          -        -          -          -           -          -          -          2
                             -------------------------------------------------------------------------------------------------------
                                 41      724        243      292         57          1          20         33         13      1,424
                             =======================================================================================================

Property, Plant and Equipment
 Cost                         2,284    7,424      3,480    5,128        310        264       1,348        866        312     21,416
 Less: Accumulated DD&A       2,088    1,682      1,937    1,235         88         68         223        483        187      7,991
                             -------------------------------------------------------------------------------------------------------
Net Book Value                  196    5,742 (6)  1,543    3,893        222        196       1,125        383        125     13,425
                             =======================================================================================================

(1) Includes results of operations from producing activities in Colombia.

(2) Includes interest income of $13 million, foreign exchange losses of $1 million, decrease in the fair value of crude oil put options of $10 million and other losses of $1 million.

(3) Includes a severance accrual of $7 million in connection with North Vancouver technology conversion project.

(4) Includes stock-based compensation expense of $287 million.

(5) Includes exploration activities primarily in Norway and Colombia.

(6) Includes costs of $4,223 million related to our Long Lake Project (Phase 1 and future phases).

(7) Approximately   83%  of  Marketing's   identifiable   assets  are  accounts
    receivable and inventories.

THREE MONTHS ENDED JUNE 30, 2007
                                                                                                              Corporate
                                                                                Energy                              and
 (Cdn$ millions)                              Oil and Gas                    Marketing   Syncrude  Chemicals      Other       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                              United     United      Other
                               Yemen  Canada  States    Kingdom  Countries (1)
                              ------------------------------------------------
Net Sales                       288      113        148      592       35            7        115        101          -       1,399
Marketing and Other               3        3          -       24        -          284          -         17        (32)(2)     299
                             -------------------------------------------------------------------------------------------------------
Total Revenues                  291      116        148      616       35          291        115        118        (32)      1,698

Less: Expenses
 Operating                       42       42         26       53        2            6         51         67          -         289
 Depreciation, Depletion,
   Amortization and
    Impairment                   64       41         62      158        3            3         12         11          6         360
 Transportation and Other         1        6          -        -        -          189          4          8          2         210
 General and Administrative (3)  (4)       8         (5)      (3)       1           23          -          8         10          38
 Exploration                      2        9         49       18       27 (4)        -          -          -          -         105
 Interest                         -        -          -        -        -            -          -          3         43          46
                             -------------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes            186       10         16      390        2           70         48         21        (93)        650
Less: Provision for
(Recovery
 of) Income Taxes                64        2          -      202        9           26         13          6        (45)        277
Less: Non-Controlling
 Interests                        -       -           -        -        -            -         -           5          -           5
                             -------------------------------------------------------------------------------------------------------
Net Income (Loss)               122        8         16      188       (7)          44         35         10        (48)        368
                             =======================================================================================================

Identifiable Assets             441    4,543 (5)  1,581    5,107      258        3,355 (6)  1,186        495        228      17,194
                             =======================================================================================================

Capital Expenditures
 Development and Other           31      316        128      158        7            1          8         14         12         675
 Exploration                      5       12         49       17       16            -          -          -          -          99
 Proved Property Acquisitions     -        -          -       45 (7)    -            -          -          -          -          45
                             -------------------------------------------------------------------------------------------------------
                                 36      328        177      220       23            1          8         14         12         819
                             =======================================================================================================

Property, Plant and Equipment
 Cost                         2,260    5,920      2,878    4,702      241          229      1,314        802        303      18,649
 Less: Accumulated DD&A       2,012    1,521      1,406      636       77           52        196        444        158       6,502
                             -------------------------------------------------------------------------------------------------------
Net Book Value                  248    4,399 (5)  1,472    4,066      164          177      1,118        358        145      12,147
                             =======================================================================================================

(1) Includes results of operations from producing activities in Colombia.

(2) Includes interest income of $10 million, foreign exchange losses of $38 million and decrease in the fair value of crude oil put options of $4 million.

(3) Includes recovery of stock-based compensation of $55 million.

(4) Includes exploration activities primarily in Nigeria, Norway and Colombia.

(5) Includes costs of $3,028 million related to our Long Lake Project, which are not being depreciated, depleted or amortized.

(6) Approximately   81%  of  Marketing's   identifiable   assets  are  accounts
    receivable  and  inventories.

(7) Includes acquisition of additional interests in the Scott and Telford fields.

SIX MONTHS ENDED JUNE 30, 2007

                                                                                                               Corporate
                                                                                    Energy                           and
 (Cdn$ millions)                              Oil and Gas                        Marketing   Syncrude  Chemicals    Other    Total
-----------------------------------------------------------------------------------------------------------------------------------

                                                  United     United      Other
                               Yemen  Canada      States    Kingdom  Countries (1)
                              ----------------------------------------------------
 Net Sales                       531      228        316        936         64         23         234     207      -         2,539
 Marketing and Other               6        4          -         28          -        531           -      22    (44) (2)      547
                              -----------------------------------------------------------------------------------------------------
 Total Revenues                  537      232        316        964         64        554         234     229    (44)        3,086

 Less: Expenses
  Operating                       84       81         54        106          4         19          98     133      -           579
  Depreciation, Depletion,
    Amortization and
     Impairment                  122       82        146        272          6          7          25      22     12           694
  Transportation and Other         4       13          -          -          -        409           9      19      2           456
  General and Admin-
   istrative (3)                  (3)      40         14          2         25         53           -      17     92           240
  Exploration                      5       14         62         38         35 (4)      -           -       -      -           154
  Interest                         -        -          -          -          -          -           -       6     88            94
                              -----------------------------------------------------------------------------------------------------
 Income (Loss)
  before Income Taxes            325        2         40        546         (6)        66         102      32   (238)          869
 Less: Provision for
 (Recovery
  of) Income Taxes               113        -         14        284          7         26          30       9   (111)          372
 Less: Non-Controlling
  Interests                        -       -           -          -          -          -          -        8      -             8
                              -----------------------------------------------------------------------------------------------------
 Net Income (Loss)               212        2         26        262        (13)        40          72      15   (127)          489
                              =====================================================================================================

 Identifiable Assets             441    4,543 (5)  1,581      5,107        258      3,355 (6)   1,186     495    228        17,194
                              =====================================================================================================

 Capital Expenditures
  Development and Other           63      672        267        298         15          1          15      26     20         1,377
  Exploration                     10       45         63         63         26          -           -       -      -           207
  Proved Property Acquisitions     -        -          -         46 (7)      -          -           -       -      -            46
                              -----------------------------------------------------------------------------------------------------
                                  73      717        330        407         41          1          15      26     20         1,630
                              =====================================================================================================

 Property, Plant and Equipment
  Cost                         2,260    5,920      2,878      4,702        241        229       1,314     802    303        18,649
  Less: Accumulated DD&A       2,012    1,521      1,406        636         77         52         196     444    158         6,502
                              -----------------------------------------------------------------------------------------------------
 Net Book Value                  248    4,399 (5)  1,472      4,066        164        177       1,118     358    145        12,147
                              =====================================================================================================

(1) Includes results of operations from producing activities in Colombia.

(2) Includes interest income of $19 million, foreign exchange losses of $43 million and decrease in the fair value of crude oil put options of $20 million.

(3) Includes stock-based compensation expense of $61 million.

(4) Includes exploration activities primarily in Nigeria, Norway and Colombia.

(5) Includes costs of $3,028 million related to our Long Lake Project, which are not being depreciated, depleted or amortized.

(6) Approximately   81%  of  Marketing's   identifiable   assets  are  accounts
    receivable  and  inventories.

(7) Includes acquisition of additional interests in the Scott and Telford fields.

19.  DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING
     PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statement of Income and Balance Sheet and summaries of differences from Canadian GAAP are as follows:

(a)  UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP FOR THE THREE AND SIX
     MONTHS ENDED JUNE 30

                                                                    Three Months              Six Months
                                                                    Ended June 30            Ended June 30
(Cdn$ millions, except per share amounts)                         2008         2007         2008         2007
--------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
    Net Sales                                                    2,071        1,399        3,941        2,539
    Marketing and Other (vii); (viii)                             (102)         299          104          545
                                                             -------------------------------------------------
                                                                 1,969        1,698        4,045        3,084
                                                             -------------------------------------------------
EXPENSES
    Operating (ii)                                                 347          296          657          592
    Depreciation, Depletion, Amortization and Impairment           334          360          698          694
    Transportation and Other (viii)                                191          210          396          456
    General and Administrative (iii)                               390           51          452          250
    Exploration                                                    101          105          133          154
    Interest                                                        16           46           43           94
                                                             -------------------------------------------------
                                                                 1,379        1,068        2,379        2,240
                                                             -------------------------------------------------

INCOME BEFORE INCOME TAXES                                         590          630        1,666          844
                                                             -------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                        451          151          843          211
    Deferred (i) - (vii)                                          (180)         120         (114)         153
                                                             -------------------------------------------------
                                                                   271          271          729          364
                                                             -------------------------------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                        319          359          937          480
    Net Income Attributable to Non-Controlling Interests            (1)          (5)          (2)          (8)
                                                             -------------------------------------------------

NET INCOME - US GAAP (1)                                           318          354          935          472
                                                             =================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 14)                                               0.60         0.67         1.77         0.90
                                                             =================================================

    Diluted (Note 14)                                             0.59         0.66         1.74         0.88
                                                             =================================================

Note:
(1) RECONCILIATION OF CANADIAN AND US GAAP NET INCOME
                                                                      Three Months                Six Months
                                                                      Ended June 30             Ended June 30
                                                                   2008         2007         2008         2007
---- ----------------------------------------------------------------------------------------------------------
     Net Income - Canadian GAAP                                     380          368        1,010          489
     Impact of US Principles, Net of Income Taxes:
        Ineffective Portion of Cash Flow Hedges (i)                   -            -            -           (2)
        Pre-operating Costs (ii)                                      -           (5)           -           (8)
        Inventory Valuation (vii)                                   (83)           -          (90)           -
        Stock-based Compensation (iii)                               20           (9)          15           (7)
        Other                                                         1            -            -            -
                                                              -------------------------------------------------
     Net Income - US GAAP                                           318          354          935          472
                                                              =================================================

(b)  UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP

                                                                              June 30    December 31
(Cdn$ millions, except share amounts)                                            2008           2007
----------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                  614           206
      Restricted Cash                                                            263           203
      Accounts Receivable                                                      4,909         3,502
      Inventories and Supplies (vii)                                             886           615
      Other                                                                      109            89
                                                                       -----------------------------
        Total Current Assets                                                   6,781         4,615
                                                                       -----------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $8,384 (December 31, 2007 - $7,588) (ii); (v)          13,376        12,449
    GOODWILL                                                                     335           326
    DEFERRED INCOME TAX ASSETS                                                   268           268
    DEFERRED CHARGES AND OTHER ASSETS                                            703           324
                                                                       -----------------------------
TOTAL ASSETS                                                                  21,463        17,982
                                                                       =============================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Accounts Payable and Accrued Liabilities (iii)                           5,781         4,188
      Income Taxes Payable                                                       730            45
      Accrued Interest Payable                                                    55            54
      Dividends Payable                                                           27            13
                                                                       -----------------------------
        Total Current Liabilities                                              6,593         4,300
                                                                       -----------------------------

    LONG-TERM DEBT                                                             4,449         4,610
    DEFERRED INCOME TAX LIABILITIES (i) - (vii)                                2,152         2,230
    ASSET RETIREMENT OBLIGATIONS                                                 934           792
    DEFERRED CREDITS AND LIABILITIES (iv)                                        856           534
    NON-CONTROLLING INTERESTS                                                     62            67
    SHAREHOLDERS' EQUITY
      Common Shares, no par value
        Authorized:   Unlimited
        Outstanding:  2008 - 530,282,975 shares
                      2007 - 528,304,813 shares                                  972           917
      Contributed Surplus                                                          2             3
      Retained Earnings (i) - (vii)                                            5,771         4,876
      Accumulated Other Comprehensive Loss (i); (iv)                            (328)         (347)
                                                                       -----------------------------
          Total Shareholders' Equity                                           6,417         5,449
                                                                       -----------------------------
     COMMITMENTS, CONTINGENCIES AND GUARANTEES

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    21,463        17,982
                                                                       =============================

(c)  UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP
     FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                            Three Months              Six Months
                                                            Ended June 30            Ended June 30
(Cdn$ millions)                                           2008         2007        2008         2007
-----------------------------------------------------------------------------------------------------
Net Income - US GAAP                                       318          354         935          472
Other Comprehensive Income, Net of Income Taxes:
    Foreign Currency Translation Adjustment                 (8)         (86)         19          (92)
    Change in Mark to Market on Cash Flow Hedges (i)         -            -           -          (61)
                                                        ---------------------------------------------
Comprehensive Income                                       310          268         954          319
                                                        =============================================

(d)  UNAUDITED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE LOSS -
     US GAAP

                                                                        June 30    December 31
(Cdn$ millions)                                                            2008           2007
-----------------------------------------------------------------------------------------------
Foreign Currency Translation Adjustment                                    (274)          (293)
Unamortized Defined Benefit Pension Costs (iv)                              (54)           (54)
                                                                    ---------------------------
                                                                           (328)          (347)
                                                                    ===========================

NOTES:

i. Under US GAAP, all derivative instruments are recognized on the balance sheet as either an asset or a liability measured at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. On January 1, 2007, we adopted the equivalent Canadian standard for derivative instruments.

     FUTURE SALE OF GAS INVENTORY: At December 31, 2006, we included $25 million of gains on cash flow hedges in accounts receivable. Accumulated Other Comprehensive Income (AOCI) includes the effective portion of $23 million ($16 million, net of taxes) and $2 million ($2 million, net of taxes) of the ineffective portion was included in our 2006 US GAAP net income. Under Canadian GAAP, these gains were recognized in the first quarter of 2007.

     At June 30, 2008, there were no cash flow hedges in place.

ii. Under Canadian GAAP, we defer certain development costs and all pre-operating revenues and costs to property, plant and equipment. Under US principles, these costs have been included in operating expenses. As a result:

     o operating expenses include pre-operating costs of $7 million and $13 million for the three and six months ended June 30, 2007, respectively ($5 million and $8 million, respectively, net of income taxes); and

     o property, plant and equipment is lower under US GAAP by $30 million (December 31, 2007 - $30 million).

iii. Under Canadian principles, we record obligations for liability-based stock compensation plans using the intrinsic-value method of accounting. Under US principles, obligations for liability-based stock compensation plans are recorded using the fair-value method of accounting. We are also required to accelerate the recognition of stock-based compensation expense for all stock-based awards made to our retirement-eligible employees under Canadian GAAP. However, under US GAAP, the accelerated recognition for such employees is only required for stock-based awards granted on or after January 1, 2006. As a result under US GAAP:

     o general and administrative expense is lower by $28 million and $21 million ($20 million and $15 million, net of income taxes) for the three and six months ended June 30, 2008, respectively (2007 - higher by $13 million and $10 million, respectively, ($9 million and $7 million, respectively, net of income taxes)); and

     o accounts payable and accrued liabilities are higher by $32 million as at June 30, 2008 (December 31, 2007 - $53 million).

iv. On December 31, 2006, we adopted FASB Statement 158 EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS (FAS 158). At June 30, 2008, the unfunded amount of our defined benefit pension plans was $75 million. This amount has been included in deferred credits and other liabilities and $54 million, net of income taxes has been included in AOCI.

v. On January 1, 2003, we adopted FASB Statement 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (FAS 143) for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004. These standards are consistent except for the adoption date which results in our property, plant and equipment under US GAAP being lower by $19 million.

vi. On January 1, 2007, we adopted FASB Interpretation 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES (FIN 48) with respect to FAS 109 ACCOUNTING FOR INCOME TAXES regarding accounting and disclosure for uncertain tax positions. On the adoption of FIN 48, we recorded a cumulative effect of a change in accounting principle of $28 million. This amount increased our deferred income tax liabilities, with a corresponding decrease to our retained earnings as at January 1, 2007 in our US GAAP - Unaudited Consolidated Balance Sheet. As at June 30, 2008, the total amount of our unrecognized tax benefit was approximately $225 million, all of which, if recognized, would affect our effective tax rate. As at June 30, 2008, the total amount of interest and penalties in relation to uncertain tax positions recognized in deferred income tax liabilities in the US GAAP -Unaudited Consolidated Balance Sheet is approximately $11 million. We had no interest or penalties in the US GAAP - Unaudited Consolidated Statement of Income for the first half of 2008. Our income tax filings are subject to audit by taxation authorities and as at June 30, 2008 the following tax years remained subject to examination; (i) Canada - 1985 to date, (ii) United Kingdom - 2002 to date and (iii) United States - 2004 to date. We do not anticipate any material changes to the unrecognized tax benefits previously disclosed within the next twelve months.

vii. Under Canadian GAAP, we began carrying our commodity inventory held for trading purposes at fair value, less any costs to sell, effective October 31, 2007. Under US GAAP, we are required to carry this inventory at the lower of cost or net realizable value. As a result:

      o marketing and other income is lower by $132 million and $148 million ($83 million and $90 million, net of income taxes) for the three months and six months ended June 30, 2008, respectively; and

      o inventories are lower by $192 million as at June 30, 2008 (December 31, 2007 - $44 million).

viii. Under US GAAP, asset disposition gains and losses are included with transportation and other expense. Gains of $4 million for the three and six months ended June 30, 2008 were reclassified from marketing and other income to transportation and other expense ($nil for the three and six months ended June 30, 2007).


CHANGES IN ACCOUNTING POLICIES - US GAAP
On January 1, 2008, we adopted FASB Statement 157 FAIR VALUE MEASUREMENTS which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this statement did not have a material impact on our results of operations or financial position. The additional disclosures required by the statement are included in Note 11.


NEW ACCOUNTING PRONOUNCEMENTS - US GAAP
Effective December 31, 2006, we adopted the recognition and disclosure provisions of FASB Statement 158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS. This statement also requires measurement of the funded status of a plan as of the balance sheet date. The measurement provisions of the statement are effective for fiscal years ending after December 15, 2008. We do not expect the adoption of the change in measurement date in 2008 will have a material impact on our results of operations or financial position.

In December 2007, FASB issued Statement 141 (revised), BUSINESS COMBINATIONS. Statement 141 establishes principles and requirements of the acquisition method for business combinations and related disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In December 2007, FASB issued Statement 160, NON-CONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, AN AMENDMENT OF ARB. NO. 51. This statement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement is effective for fiscal years beginning on or after December 15, 2008. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.

In March 2008, FASB issued Statement 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AN AMENDMENT OF FASB STATEMENT 133. The statement requires qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of gains and losses on derivative contracts and details of credit-risk-related contingent features in their hedged positions. The statement also requires the disclosure of the location and amounts of derivative instruments in the financial statements. This statement is effective for fiscal years and interim periods beginning on or after November 15, 2008. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.